As filed with the Securities and Exchange Commission on May 1,
1997

Registration No. 33-77822

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM SB-2

REGISTRATION STATEMENT
Under the
SECURITIES ACT of 1933

(Amendment No. 5)
(Post-Effective)

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
(Name of Small Business Issuer in Its Charter)

Georgia             6021           58-1756713

(State or Other          (Primary       (I.R.S. Employer
 Jurisdiction of          Standard       Identification No.)
 Incorporation            Industrial
 or Organization)         Classification
                          Code Number)

200 PLANTATION CHASE
ST. SIMONS ISLAND, GEORGIA 31522
(912) 638-0667

(Address, including zip code,
and telephone number, including area code, of principal executive offices and principal place of business)


J. Thomas Whelchel
200 Plantation Chase
St. Simons Island, GA  31522
(912) 638-0667

(Name, address, including zip
code, and telephone number,
including area code, of agent
for service)

COPIES OF COMMUNICATION TO:

DANIEL D. DINUR
DINUR & ASSOCIATES, P.C.
ONE LAKESIDE COMMONS
990 HAMMOND DRIVE
SUITE 760
ATLANTA, GA  30328
(770) 395-3170


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO
RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]



                  CALCULATION OF REGISTRATION FEE


Title of Each
Class of
Securities To
be Registered


Dollar Amount
To Be
Registered


Proposed
Maximum
Offering
Price Per
Unit


Proposed
Maximum
Aggregate
Offering
Price


Amount of
Registration
Fee



Common Stock
Issuable
Pursuant to
the Exercise
of Class A
Warrants.

$8,454,136

$9.50

$8,454,136

   -0- (1)



(1) All of the registration fee applicable to such securities had been paid previously in connection with the Form SB-2 filed with the Securities and Exchange Commission on April 15, 1994, which became effective on May 31, 1994 (Registration No. 33-77822). Pursuant to Rule 429, the remaining $5,015.82 fee is being carried over to this Amendment No. 4 to Form SB-2.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


[logo]    GOLDEN ISLES FINANCIAL HOLDINGS, INC.


889,909 Shares of Common Stock
Issuable Pursuant To the Exercise of Class A Warrants


Golden Isles Financial Holdings, Inc. ("GIFH" or the "Company") is a financial services company, whose business is presently conducted by its wholly-owned subsidiaries, THE FIRST BANK OF
BRUNSWICK and FIRST CREDIT SERVICE CORPORATION.  The shares of
GIFH's no par value Common Stock (the "Common Stock") being offered will be issued upon the exercise of GIFH's Class A
Warrants ("Warrants"). The Warrants were purchased by the Warrant holders in the secondary public offering initiated by GIFH on May
31, 1994 and concluded on May 11, 1995 (the "1994 Public
Offering"), of up to 1,538,462 units, each unit consisting of one share of Common Stock and one Warrant (a "Unit"). Each Warrant issued in the 1994 Public Offering expires on May 31, 1998 and entitles the holder to purchase an additional share of Common
Stock ("Warrant Share") at a price of $7.25 if exercised on or before May 31, 1996, $8.25 if exercised on or before May 31, 1997, and $9.50 if exercised on or before May 31, 1998, subject to adjustment and to certain securities law restrictions. In the 1994 Public Offering, warrant holders purchased 897,230 Units. In
1996, pursuant to the exercise of Warrants, 7,321 shares of Common
Stock were purchased. Any holder who does not exercise his or her Warrants prior to their expiration will forfeit the right to purchase the underlying shares of Common Stock. The Warrants are not detachable or transferable separate from the Common Stock in the Unit. See "THE OFFERING." The securities offered are registered for trading on the NASDAQ SmallCap Market System under the symbols "GIFH" for the Common Stock and "GIFHU" for the Units.
See "THE OFFERING-- Determination of The Public Offering Price" for information related to the determination of the offering prices.


THE SECURITIES OFFERED HEREBY INVOLVE SIGNIFICANT RISK.  SEE "RISK
FACTORS."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES
COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                     Underwriting
                          Price to     Fees and   Proceeds
                           Public    Commissions  Company (1)

Per Warrant Share Upon
Exercise . . . . . . . . $     9.50 (2)   $0    $     9.50

Total for Warrant Shares
Upon Exercise . . . . .  $8,454,136       $0    $8,454,136



(1) Assuming no fees or commissions are paid and allocating all expenses of the 1994 Public Offering and of this Offering to the proceeds of the 1994 Public Offering.

(2) Assuming all Warrant Shares are sold in the third year the Warrants are outstanding. Per Warrant Share price and gross proceeds for the sale of all the Warrant Shares in the second year would be $8.25 and $7,341,749 respectively.



THE DATE OF THIS PROSPECTUS IS MAY 1, 1997.



CAUTIONARY STATEMENT FOR PURPOSES OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995.

This Prospectus may contain certain "forward-looking statements" including statements concerning plans, objectives, future events or performance and assumptions and other statements which are other than statements of historical fact. Golden Isles Financial
Holdings, Inc. and its subsidiaries caution readers that the following important factors, among others, may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company herein: (i) the effect of changes in laws and regulations, including federal and state banking laws and regulations, with which the Company must comply, and the associated costs of compliance with such laws and regulations either currently or in the future as applicable; (ii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as by the Financial
Accounting Standards Board, or of changes in the Company's organization, compensation and benefit plans; (iii) the effect on the Company's competitive position within its market area of the increasing consolidation within the banking and financial services industries, including the increased competition from larger regional and out-of-state banking organizations as well as nonbank providers of various financial services; (iv) the effect of changes in interest rates; and (v) the effect of changes in the business cycle and downturns in the local, regional or national economies.

AVAILABLE INFORMATION

GIFH is subject to the reporting requirements of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the
"SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices in New York (Room 1100, 26 Federal
Plaza, New York, New York 10007), and Chicago (Room 1204, 219
South Dearborn Street, Chicago, Illinois 60604). Copies of these materials may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web Site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as GIFH, that file electronically with the SEC.

This Prospectus does not contain all of the information set forth in GIFH's Registration Statement, as amended, (the "Registration
Statement") of which this Prospectus is a part, including exhibits thereto, which has been filed with the SEC in Washington, D.C.
For further information with respect to GIFH, the Units, the Warrants and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto. Copies of the Registration Statement and the exhibits thereto may be obtained, upon payment of the fee prescribed by the SEC, or may be examined without charge at the offices of the SEC.

SUPPLEMENTAL LITERATURE

In addition to and apart from this Prospectus, GIFH may utilize certain supplemental literature in connection with the offering of the Warrant Shares. This literature may include a brochure describing GIFH and its subsidiaries; Annual Reports of GIFH's prior years; a brochure, audiovisual materials and taped presentations highlighting and explaining various features of this offering; letters to existing shareholders discussing highlights of this offering; and articles and publications concerning the financial services industry, the commercial banking industry, the consumer finance industry and the mortgage loan industry. GIFH may also respond to specific questions from prospective investors.
Business reply cards, introductory letters and seminar invitation forms may be sent to prospective investors. Notwithstanding the foregoing, the offering is made only by means of this Prospectus.
Except as described herein, GIFH has not authorized the use of other supplemental literature in connection with the offering.
Although the information contained in such literature does not conflict with any of the information contained in this Prospectus, such literature does not purport to be complete, and should not be considered as part of this Prospectus or the Registration
Statement of which this Prospectus is a part, or as incorporated in this Prospectus or the Registration Statement by reference or as forming the basis of the offering of the shares described herein.

REPORTS TO SHAREHOLDERS

Effective January 11, 1996, GIFH's Common Stock, Units and
Warrants were registered with the SEC under Section 12 of the Exchange Act. As a result, GIFH is required to furnish annual reports to its shareholders, including financial statements that have been audited and an opinion thereon rendered by an independent certified public accountant. GIFH's fiscal year ends on December 31.

GIFH is and has been since 1989 subject to the reporting requirements of the Exchange Act. The reports filed with the SEC include annual reports on Form 10-KSB and quarterly reports on Form 10-QSB. In 1996, GIFH became subject to the proxy disclosure rules of Section 14 of the Exchange Act and the insider trading rules of Section 16 of the Exchange Act.

PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD
BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE
FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS
PROSPECTUS.

The Company

Golden Isles Financial Holdings, Inc. ("GIFH" or the "Company") was incorporated under the laws of the State of Georgia on September 8, 1987, but conducted only organizational activities until its initial public offering closed on January 31, 1990.
GIFH used the proceeds of that offering to acquire all of the capital stock of The First Bank of Brunswick, Brunswick, Georgia
(the "Bank"), a de novo bank chartered by the State of Georgia.
As a bank holding company, GIFH is subject to regulation by the Board of Governors of the Federal Reserve System under the Bank
Holding Company Act of 1956.

As a bank holding company, GIFH has been able to create and expand a financial services company anchored by a commercial bank. As a holding company, GIFH is permitted in certain circumstances to (a) assist the Bank in maintaining its required capital ratios and loan money or infuse capital to its other subsidiary companies as needed, (b) issue stock for cash, property or services and in reorganization transactions and (c) engage in certain non-banking activities which the Federal Reserve Board has deemed to be closely related to banking, such as: making and servicing consumer loans, operating an industrial bank or loan company, performing fiduciary services, leasing personal property, providing investment and financial advice, providing data processing and data transmission services, acting as an insurance agent for certain types of credit insurance and for property and casualty insurance sold in connection with extensions of credit, underwriting credit insurance directly related to the holding company system, providing courier services, providing management and consulting services for financial institutions, conducting mortgage banking operations, performing real estate appraisals, providing brokerage services which do not include underwriting or provision of investment advice or research services, and selling money orders, traveler's checks and U.S. savings bonds.

The Bank opened for business on July 2, 1990, to engage in a general commercial banking business in Brunswick (Glynn County), Georgia. Since that date, the Bank has engaged in a general commercial banking business, emphasizing the banking needs of individuals and small-to-medium sized businesses in its primary service area. Prior to 1995, the Bank had only one branch, which was located in Brunswick, Georgia. In 1995, the Bank opened a second full service branch in St. Simons Island, Georgia.

In 1993, GIFH established First Bank Mortgage Corporation ("FBMC") and First Credit Service Corporation ("FCC"), as wholly-owned subsidiaries. FBMC has engaged in originating and, since 1995, in making and acquiring mortgage loans. FCC has engaged in originating, making, acquiring and servicing consumer loans, as well as offering credit-related insurance on such loans. Unlike the Bank, FBMC and FCC each may establish offices outside Glynn
County and outside the State of Georgia without federal regulatory approvals. In the second half of 1995 and early 1996, using the proceeds from the 1994 Public Offering, FBMC and FCC significantly expanded their respective businesses. In the second half of 1996, GIFH management decided to eliminate certain elements of FBMC's business and incorporate the remaining functions within the real estate lending function of the Bank. By April 24, 1997, FBMC had transferred its remaining operations to the Bank and closed all of its offices. FCC currently operates six branch offices.

On April 18, 1996, GIFH's Common Stock and Units became registered for trading on the NASDAQ SmallCap Market System under the symbols
"GIFH" for the Common Stock and "GIFHU" for the Units.

The corporate structure of GIFH and its subsidiaries is currently as follows:

Golden Isles Financial Holdings, Inc. owns 100% of the following subsidiaries:

The First Bank   First Credit        First Bank Mortgage
  of Brunswick     Service Corporation    Corporation (1)


(1) FBMC is no longer conducting an active trade or business.

GIFH's management may in the future establish or acquire other businesses involving commercial banking, mortgage origination and consumer finance, as well as other financial services if, in the opinion of management, such businesses offer economic and synergistic opportunities for GIFH. See "GIFH AND ITS
SUBSIDIARIES - 1996 Management Changes and Future Business."

Risk Factors

An investment in GIFH is speculative and involves certain risks.
GIFH derives its income primarily from dividends from its subsidiaries. GIFH and the Bank operate in a highly regulated environment, and various governmental regulations and Company policies affect both the Bank's ability to pay dividends to GIFH and GIFH's ability to pay dividends to its shareholders. While
GIFH's non-bank subsidiaries are not as regulated as the Bank, FCC and FBMC (while it is still conducting an active business) face significant competition in their service areas and are affected significantly by economic conditions beyond their control. The
Common Stock has only very recently been registered for trading on the NASDAQ SmallCap Market System and an active market for the securities being offered is minimal. As of the date of this Prospectus, the Offering Price for the Warrant Shares was greater than the price at which shares of GIFH's Common Stock could be purchased in the over-the-counter market. As a result, the Offering Price of the Warrant Shares may be higher than the actual value of the Warrant Shares at the time the Warrants are exercised. There may be additional risks in connection with this investment. GIFH has sought to identify material risks of which it is aware in its discussion under "Risk Factors" elsewhere in this Prospectus. Prospective investors should carefully consider the matters discussed thereunder.

The Offering

Securities Offered           889,909 shares of Common Stock

Offering Price               $8.25 per share for the year
                                   ending May 31, 1997; and
                                   $9.50 per share for the
                                   year ending May 31, 1998,
                                   in each case subject to
                                   adjustment and certain
                                   securities law restrictions.
Shares Outstanding
  Prior to the Offering      2,344,303 shares

Shares to be Outstanding     3,234,212 shares
  after the Offering               (assuming all Warrants are
                                    exercised).

Use of Proceeds               GIFH will use the proceeds of this
                                   offering for the working and
                                   regulatory capital needs and
                                   for the expansion needs of the
                                   Bank and FCC; enhancing the
                                   capital and strength of GIFH;
                                   and, should suitable
                                   opportunities arise, to
                                   acquire and/or establish new
                                   businesses.  See "USE OF PROCEEDS".

RISK FACTORS

An investment in the securities offered hereby involves certain risks. Prior to making an investment decision with respect to the shares, prospective investors should carefully consider, along with the other matters discussed in this Prospectus, the following risk factors:

Regulation

GIFH and the Bank operate in a highly regulated environment and are subject to supervision by several governmental regulatory agencies, including the Georgia Department of Banking and Finance
(the "Georgia Department"), the Board of Governors of the Federal
Reserve System (the "Federal Reserve Board"), the Federal Deposit
Insurance Corporation ("FDIC"), and the SEC. FBMC and FCC also are regulated by the Federal Reserve Board. Laws and regulations currently applicable to GIFH and its subsidiaries may be changed at any time, and there is no assurance that such changes will not adversely affect the business of GIFH and its subsidiaries. See
"SUPERVISION AND REGULATION OF GIFH AND ITS SUBSIDIARIES."

Highly Competitive Industry

In conducting the various aspects of its banking business, the Bank encounters strong competition in Glynn County, Georgia and St. Simons Island, Georgia, its primary service area, from other commercial banks, savings institutions, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, money market mutual funds and other financial institutions.
A number of these competitors are well established in the area.
Some of these competitors have substantially greater resources and lending limits than the Bank. In addition, recent federal and Georgia legislation more freely permits interstate banking, and provides for phased-in authority for banking organizations to acquire banks across state lines and to acquire or establish interstate branches. Although not entirely clear, the combined effect of such legislation is likely to increase competition in the commercial banking industry in the Bank's service area.

In its current service areas FCC faces significant competition from numerous other existing consumer finance companies, as well as credit unions, banks and savings and loan associations. The degree of competition encountered by FBMC and the Bank in the mortgage lending business varies depending on the particular line of mortgage banking business and the particular service area. In general terms, however, FBMC and the Bank face significant competition in most of its lines of mortgage lending business and service areas. See "GIFH AND ITS SUBSIDIARIES -- Business
Operations."

Economic Conditions

The success of GIFH and its subsidiaries depends, to a significant extent, upon economic and political conditions, both local and national.  Like all regulated financial institutions, the Bank,
FBMC and FCC are affected by monetary policies implemented by the
Federal Reserve Board and other federal instrumentalities.  A primary instrument of monetary policy employed by the Federal
Reserve Board is the restriction or expansion of the money supply through open market operations.  This instrument of monetary policy frequently causes volatile fluctuations in interest rates, and it can have a direct, adverse effect on the operating results of financial institutions.  Borrowing by the United States
government to finance the government debt may also cause
fluctuations in interest rates and have similar effects on the operating results of such institutions.  See "SUPERVISION AND
REGULATION OF GIFH AND ITS SUBSIDIARIES."   Conditions such as
inflation, recession, unemployment, high interest rates, short money supply and other factors beyond the control of GIFH and its subsidiaries may adversely affect the Bank's deposit levels and loan demand and, therefore, the earnings of the Bank and, to a large extent, GIFH. Such conditions may also affect the demand for services of FBMC and FCC and their respective ability to
contribute earnings to the GIFH.  Although management of GIFH believes that the diversified economy of a significant part of the service areas provides the opportunity for favorable economic development, there is no assurance that favorable economic
development will occur or that management's expectations of
corresponding growth will be achieved.

Minimal Trading Market

GIFH has in effect a registration statement with the SEC to register the sale of the shares of Common Stock under federal securities laws. The shares of Common Stock (as well as the Units) became registered for trading on the NASDAQ SmallCap Market
System on April 18, 1996. During the first three months of 1997, trading volume averaged approximately 2,200 shares traded a week.
There is, however, no assurance that such volume is indicative of future levels of trading volume. The exercise price of the Warrants was determined by GIFH as part of the 1994 Public
Offering and was based on considering a variety of factors.  See
"THE OFFERING - Determination of the Public Offering Price."
While GIFH believes it has been reasonable in its approach to pricing, there can be no assurance that the Offering Price reflects current value, particularly given the fact that as of April 1, 1997, the Common Stock could be purchased on the over-the counter market for less than the Offering Price.

Restrictions on Dividends

The Company does not anticipate paying dividends until at least all start-up losses of the Bank are recovered and a cumulative profit has been made and both GIFH and the Bank are cumulatively
profitable on a consolidated basis.   As a bank holding company,
GIFH is subject to legal and regulatory restrictions which affect its ability to declare and pay dividends.  Moreover, the Company has adopted a policy of not declaring or paying dividends without the prior consent of the Georgia Department and the Federal
Reserve Bank of Atlanta.

Operating History of Non-banking Subsidiaries

GIFH's non-banking subsidiaries' operations are subject to risks inherent in the establishment of new businesses and have not yet been profitable. In 1996, because of costs related to expanding these non-banking businesses and their inability to increase revenues fast enough to cover those additional costs, the non-banking subsidiaries incurred even greater losses than in 1994 and 1995. GIFH expects to reduce certain of these losses by discontinuing some of FBMC's lines of business and incorporating the remaining mortgage lending operations within the Bank.
Nonetheless, the mortgage lending business now conducted primarily within the Bank and FCC's consumer lending business are highly competitive. Both mortgage and consumer lending businesses may incur significant expenses and continue not to be profitable, if ever, for several more years.

Potential for Loan Losses

Banks in competitive markets are susceptible to risks associated with their loan portfolios. The Bank's loan customers may include a disproportionate number of individuals and entities seeking to establish a new banking relationship because they are dissatisfied with the amount or terms of credit offered by their current banks, or they may have demonstrated less than satisfactory performance in previous banking relationships. Although management is aware of, and has been taking the steps it believes are necessary to protect the Bank from, the potential risks associated with extending credit to customers with whom the Bank has not had a prior lending relationship, there can be no assurance that the Bank will not incur excessive loan losses, or that the Bank's loan loss reserve will be adequate to offset actual loan losses.

Use of Proceeds

The proceeds are not allocated at this time to specific needs of GIFH or any of its subsidiaries, and GIFH anticipates using the proceeds of this offering for the working and regulatory capital and for the expansion needs of the Bank and FCC. In addition, within the discretion of GIFH's management, subject to applicable law and regulations, GIFH may use such proceeds, among other uses, to inject additional capital into the Bank and its other subsidiaries, repay existing debt, pay holding company expense or fund permissible holding company activities. In addition, although GIFH has no current plans, should suitable opportunities arise, GIFH may use such proceeds to expand the businesses of its subsidiaries by acquiring or opening other financial services businesses. There is no assurance that in the exercise of such discretion management will make choices that will ultimately be proven to have been the most appropriate among possible choices.

THE OFFERING

General

GIFH is offering for sale 889,909 shares of Common Stock issuable pursuant to the exercise of Warrants. The Warrant Shares are being offered by GIFH on a best efforts basis through its officers and directors, who will receive no commissions or other remuneration in connection with their sales efforts.

Purchase of Shares Through Exercise of Warrants

Common Stock issuable pursuant to the exercise of Warrants may be purchased from GIFH through the proper exercise of the Warrants by the registered holder thereof in accordance with the terms and conditions of the warrant certificate and as described in this Prospectus. Certificates representing shares of Common Stock purchased by exercise of Warrants will be delivered promptly to the warrant holder after proper exercise.

Determination of the Public Offering Price

On April 18, 1996, GIFH's Common Stock and Units became registered for trading on the NASDAQ SmallCap Market System. However, the price for shares of Common Stock underlying the Warrants was set by GIFH at the time of the offering of Units which included the Warrants based on the history of operations of the Bank, earnings of the Bank, prospective earnings of the Bank, FBMC and FCC, the market prices of and demand for securities of institutions engaged in similar activities, and on trades of stock at the time known to management.

Market For Common Equity And Related Stockholder Matters

Before April 18, 1996, there was no established market in which shares of GIFH's Common Stock were regularly traded, nor was there any uniformly quoted prices for such shares. GIFH, however, maintained a "buy-sell" list for those desiring to purchase or sell stock. On April 18, 1996, the Company's Common Stock and
Units began to be traded on the NASDAQ Small Capitalization market. The price range* of the Company's Common Stock from January 1, 1996 to December 31, 1996, was as follows:

                          High                 Low

   1st Quarter           $6.00               $5.00
   2nd Quarter           $7.00               $5.00
   3rd Quarter           $6.50               $4.75
   4th Quarter           $6.00               $4.25


The price range* of the Company's Units (consisting of one (1) share of Common Stock and one (1) Class A Warrant) from January 1,
1996 to December 31, 1996, was as follows:

                         High                 Low

   1st Quarter          $6.50                $5.25
   2nd Quarter          $7.00                $5.50
   3rd Quarter          $6.00                $5.50
   4th Quarter          $6.00                $3.50

   *   For the period between April 18, 1996 and December 31,
       1996, the prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

As of April 1, 1997,  2,344,303 shares of GIFH's Common Stock
(including shares of Common Stock held in the form of Units) were issued and outstanding to 1,005 holders of record.

GIFH has not paid dividends since its inception. As discussed above, the Bank's ability to pay dividends is subject to numerous statutory conditions. Thus, to the extent the source of dividends to be paid by GIFH is dividends from the Bank, GIFH may continue not to pay dividends in the near future. Moreover, as discussed above, the Company has adopted a policy under which the Company and Bank will not declare or pay any cash or property dividend or any other form of capital distribution without the prior written consent of the supervisory authorities.

RESTRICTIONS ON FUTURE SALE OF UNITS AND SHARES

Upon completion of this offering of Warrant Shares, and assuming all of the Warrants are exercised there will be 3,234,212 shares of Common Stock issued and outstanding. The 889,909 shares of Common Stock issuable pursuant to the exercise of the Warrants
(plus 7,321 shares already so issued) will be immediately freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any such securities purchased in this offering by an "affiliate" of GIFH (in general, a director, officer or principal shareholder). The 2,228,112 shares of Common Stock (adjusted for the 25% stock split issued on September 30, 1993 and including the 889,909 shares which with the Warrants are tradeable as Units) previously issued under effective registration statements already are freely tradeable in the same manner. Securities purchased from an affiliate of GIFH in a private transaction, as well as securities purchased directly from GIFH in a private transaction, such as through the exercise of an option or an "Organizer
Warrant" granted in connection with GIFH's initial registered public offering, would be "restricted securities" under Rule 144.
As of April 1, 1997, 44,375 shares of Common Stock have been sold by GIFH pursuant to the exercise of options and organizer Warrants
(as adjusted for the September 1993 25% stock split) and 71,830 shares of Common Stock have been issued under restricted stock grants. These restricted securities and all securities held by affiliates are subject to resale restrictions under the Securities
Act, but may be eligible for sale without registration in accordance with the provisions of Rule 144.

The Warrants are not exercisable unless, at the time of exercise, GIFH has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. GIFH will use its best efforts to have all the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants.
However, there is no assurance that it will be able to do so, because purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale may buy or have bought
Units in shareholder transactions after the 1994 Public Offering or may move to jurisdictions in which the shares underlying the Warrants are not registered or qualified during the period that the Warrants are exercisable. In this event, GIFH would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and Warrant holders would have no choice but to attempt to sell the Units in a jurisdiction where such sale is permissible or allow the Warrants to expire unexercised.

USE OF PROCEEDS

The proceeds of this offering will be available to GIFH
immediately and will be allocated among the subsidiaries of GIFH and retained for general corporate purposes.  For instance, FCC currently funds its operations through short-term borrowing.
Proceeds from the exercise of the Warrants could be used to inject capital into FCC, replacing the debt as a funding source, and enhance FCC's ability to borrow money from lenders to fund its operations on terms more favorable than those which are currently
available to it.   Moreover, although it has no current plans,
should suitable opportunities arise,  GIFH may seek to acquire one or more commercial banks in growing service areas and with
operations complementary to the Bank, as well as to enter other non-banking financial services activities.  See "GIFH AND ITS
SUBSIDIARIES -- 1996 Management Changes and Future Business."


CAPITALIZATION

The following tables set forth the capitalization of GIFH at December 31, 1996 and the pro-forma capitalization of GIFH as adjusted to give effect to the exercise of all of the unexercised
Warrants.

Shareholders' Equity:      December 31, 1996   As Adjusted

Common stock
  50,000,000 shares
  authorized; 2,344,303
  shares outstanding(1);
  3,234,212 shares
  outstanding after exercise
  of Warrants (1,2)           $  1,094,338   $ 1,094,338
Paid-in-capital(2)               9,972,568    18,426,704
Retained earnings/(deficit)    (1,348,848)   (1,348,848)
Unrealized gain, securities
  available for sale               31,117        31,117

  Total capital              $  9,749,175   $18,203,311



(1) Does not include 32,634 shares subject to options, and 179,879 shares subject to option plans.

(2) Assumes the exercise of all 889,909 unexercised Warrants at $9.50 the third year.



GIFH AND ITS SUBSIDIARIES

General

Golden Isles Financial Holdings, Inc. (the "Company" or "GIFH") was incorporated under the laws of the State of Georgia on September 8, 1987, but conducted only organizational activities until its initial public offering closed on January 31, 1990.
Upon the approval of its application by the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the
Federal Bank Holding Company Act of 1956, as amended (the "Federal
Bank Holding Company Act"), the Company became a bank holding company. The Company used the proceeds of the offering to acquire all of the capital stock of The First Bank of Brunswick (the
"Bank"), a de novo bank chartered by the State of Georgia.

The Bank opened for business on July 2, 1990, to engage in a general commercial banking business in its office in Brunswick
(Glynn County), Georgia. Since that date, the Bank has engaged in a general commercial banking business, emphasizing the banking needs of individuals and small-to medium sized businesses in its primary service area. In 1995, the Bank opened a second full service office in St. Simons Island, Georgia.

In September, 1993, the Company received approval from the Federal
Reserve to establish and operate First Bank Mortgage Corporation
("FBMC"), as a wholly-owned subsidiary of GIFH, to engage in originating, making, acquiring and servicing mortgage loans.
During 1993, FBMC operated from a single branch, which was located
in St. Simons Island, Georgia.   In 1995, FBMC opened two
additional branches, one in Savannah (Chatham County), Georgia and the other in Blairsville (Union County), Georgia.  In addition, during 1994 and 1995 FBMC opened -- and closed within six months of opening -- branches in Kingsland, Georgia; Tampa, Florida; and
Jacksonville, Florida.  On January 1, 1996, FBMC had offices in
St. Simons Island, Georgia; Savannah, Georgia; and Blairsville,
Georgia.  In January 1996, FBMC opened an office in Memphis,
Tennessee.  FBMC has, until 1996, engaged in various aspects of the mortgage loan business.  As discussed in "BUSINESS OPERATIONS--
FIRST BANK MORTGAGE CORPORATION (FBMC)," in the second half of
1996, the Company decided to eliminate certain aspects of FBMC's business and incorporate the remaining function within the real estate lending function of the Bank.  As of December 31, 1996,
FBMC had only two offices, on St. Simons Island, Georgia and in
Memphis, Tennessee.  As of April 24, 1997, FBMC had transferred its remaining operations to the Bank and closed its two remaining offices. Although FBMC is not expected to conduct operations, the
Company will maintain FBMC as a subsidiary for various contractual and regulatory reasons for the foreseeable future.

In September, 1993, the Company received approval from the Federal
Reserve Board to establish and operate First Credit Service
Corporation ("FCC"), as a wholly-owned subsidiary of GIFH, to engage in originating, making, acquiring and servicing consumer loans, as well as offering credit-related insurance on such loans.
FCC has, since then, engaged in the consumer loan business. As of April 1, 1997, FCC had six Georgia offices, in Brunswick,
Kingsland, Savannah, Waycross, Martinez, and Garden City.

Beginning May 31, 1994, the Company conducted a secondary public offering of securities (the "Secondary Offering") pursuant to which GIFH offered for sale a minimum of 769,832 and a maximum of 1,538,462 units (the "Units") at a price of $6.50 per Unit. Each
Unit consists of one share of Common Stock of GIFH and one non-detachable Class A Warrant to purchase one share of the Common
Stock. Each Class A Warrant expires on May 31, 1998, and entitles the holder to purchase an additional share of the Common Stock at a price of $7.25 if exercised on or before May 31, 1996, $8.25 if exercised on or before May 31, 1997, and $9.50 if exercised on or before May 31, 1998. The Secondary Offering closed as of March
31, 1995.  GIFH accepted subscriptions for a total of 897,230
Units, and received total proceeds in connection with such subscriptions amounting to $5,831,995. The proceeds were held in escrow until May 11, 1995, when $5,500,000 was released from escrow to GIFH. The balance of the proceeds held in escrow was released to GIFH on July 25, 1995. In 1996, the Company received
$53,077 pursuant to the exercise of 7,321 Class A warrants at $7.25 per share. As of December 31, 1996, there are 889,909 Class
A Warrants outstanding.

Business Operations

The Holding Company (GIFH)

GIFH owns 100% of the capital stock of the Bank, FBMC and FCC.
The principal role of GIFH is to supervise and coordinate the activities of its subsidiaries and to provide the subsidiaries with capital. GIFH derives all of its income from dividends from its subsidiaries and any interest it earns on funds it holds.

The First Bank of Brunswick (The Bank)

The Bank conducts a general commercial and retail banking business, emphasizing in its marketing the Bank's local management and ownership. The Bank accepts demand, savings, and time deposits of individuals, partnerships and corporations and offers commercial and retail checking accounts, Super NOW accounts, money market accounts, individual retirement accounts and certificates of deposit. The Bank makes various types of level term and installment loans, both personal and commercial, and makes and services long-term mortgage loans as well as individual and business loans. The Bank acts as an issuing agent for U.S.
savings bonds, traveler's checks, money orders and cashier's checks, and it offers collection teller services, including wire transfer services. The Bank also offers safe deposit boxes and a night depository facility. The Bank provides these services from its main office in Brunswick, Georgia, and its branch in St.
Simons Island, Georgia.  Bank deposits are insured by the Federal
Deposit Insurance Corporation ("FDIC"), up to applicable limits.

The Bank (as well as FBMC and FCC) derive many of their customers from and conduct a significant portion of their business transactions within a primary service area encompassing the mainland of Glynn County, St. Simons Island and Camden County,
Georgia. The population of Glynn County was 61,807 in 1987, 64,737 in 1990 and is projected to reach 74,546 by the year 2000. Total dwelling units are expected to increase from 24,085 in 1987 to 31,182 in the year 2000. The population of Camden County was 30,167 in 1990 and is projected to approach 42,000 by the year
2,000. The area includes well-known resort, retirement and convention destinations, with local industry oriented towards tourism and leisure activities. In addition, the economy of Glynn County is fairly diversified, the top five industries ranked by total employment being: a pulp mill, seafood processing, restaurants, hotel/motels and chemical processing. The economy of Camden County is also fairly diversified, the top five industries ranked by total employment being: paper and allied products, food products, chemicals and related products, lumber and wood products and apparel. In addition, the U.S. Navy has a major base at Kings
Bay in Camden County, which serves as the home port of nuclear submarines and related vessels. The local economy is also supported by the Federal Law Enforcement Training Center (the
"Center"), which processed approximately 19,350 law enforcement officers in 1996. The Center employs approximately 1,600 people.

Management expects the relatively high level of growth and commercial activity in Glynn County and Camden County to continue, providing a favorable environment for the Company's operating subsidiaries. However, there is no assurance that population growth and ongoing economic development will continue, or that the subsidiaries will be able to exploit the growth and development profitably.

The Bank competes with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds, and other financial institutions. During 1996, there were seven commercial banks in the Bank's retail market area, four of which were owned by holding companies located outside of Glynn and Camden Counties. In addition, during 1996, the Bank competed with two savings banks and five credit unions having offices in Glynn and Camden
Counties. Management estimates that as of December 31, 1996, deposits in Glynn and Camden Counties totaled approximately $972 million, with the Bank having approximately 7.6% of such deposits.

In general terms, federal interstate banking laws (discussed in Supervision and Regulation, below), as well as other federal and state laws, have caused and will continue to cause increased competition from both conventional banking institutions and other businesses offering financial services and products within the financial services industry in Georgia. Many of the financial institutions operating in Georgia have substantially greater financial resources and offer certain services, such as trust services, that the Bank does not expect to provide in the near future. By virtue of the greater total capitalization of such institutions, they have substantially higher lending limits than the Bank and substantial advertising and promotional budgets. To compete, the Bank relies on specialized services, responsive handling of its customers and personal contacts by officers, directors and staff.

First Bank Mortgage Corporation (FBMC)

In September, 1993, the Company received approval from the Federal
Reserve to establish and operate FBMC to engage in originating, making, acquiring and servicing mortgage loans.  Beginning with its inception in September 1993, FBMC engaged in various aspects of the mortgage business, including retail and equity mortgage lending, correspondent banking, and, beginning in 1995, warehouse lending.  The mortgage lending line of business consists of
originating and underwriting mortgage loans to individuals with good credit histories (retail mortgage lending) or substandard credit histories (equity mortgage lending).  With respect to its retail mortgage lending business, FBMC would act as a broker and originate and underwrite a mortgage loan for another lender.  FBMC would not use its own funds for these loans and would derive fee
income only.   The correspondent banking operation is similar to
the mortgage banking operation, except that instead of originating loans itself, FBMC would purchase for subsequent resale mortgage loans originated by various rural banks in southern states such as
Georgia, Arkansas, Tennessee and North Carolina.  The warehouse lending operation consisted of providing a line of credit to other mortgage lenders, who actually originated the loans to individual
borrowers.   FBMC would lend money to mortgage lenders who
generally sell in the secondary market the mortgage loans they originated, and then would repay FBMC from the proceeds of these sales.  FBMC discontinued its warehouse credit line of business in the third quarter of 1996, its equity mortgage lending business in the fourth quarter of 1996, and was in the process of
discontinuing its correspondent banking lines of business as of
December 31, 1996.

As indicated above, management has decided that the Company's remaining mortgage lending operation (i.e., retail mortgage lending) can be handled more efficiently and inexpensively within the framework of the Bank. As a result, as of the date of this Prospectus, the Company's remaining mortgage function has been shifted to the Bank and FBMC has ceased to function as an operating subsidiary. The Company anticipates that for the foreseeable future, the Bank will act, if at all, strictly as a broker of mortgage loans with funds provided by other lenders.
The Bank may in the future commit its own capital to originating or purchasing mortgage loans, or other mortgage lending activities, if suitable opportunities should arise.

With respect to FBMC's retail mortgage lending line of business, the mortgage origination business has been extremely competitive in FBMC's current service areas. In Glynn County, in calendar year 1996, lenders made approximately $445 million in mortgage loans, consisting of 4,177 loans. FBMC closed $6 million in mortgage loans related to Glynn County in 1996, or approximately
1.3% of the total volume. FBMC's major competitors in connection with this line of business, are (i) in Glynn County, three large lenders who in 1996 closed approximately 49% of the total dollar volume of loans secured by real estate; (ii) in Union County, two large lenders who in 1996 closed approximately 95% of the total dollar volume of loans secured by real estate; (iii) in Chatham
County, eleven large lenders who in 1996 closed at least 50% of the total dollar volume of loans secured by real estate; and (iv) in Shelby County, Tennessee, five large lenders who in 1995 closed approximately 56% of the total dollar volume of loans secured by real estate. In other words, in each of its service areas, with respect to the retail mortgage lending line of business, FBMC has been competing with several large mortgage originators. The
Company expects this competition to continue to the extent this function is incorporated within the Bank.

FBMC financed its operations by means of a $30 million line of credit from Bank United of Texas. On December 3, 1996, this line of credit was reduced to $10 million, of which $4,984,465 was outstanding as of December 31, 1996. As of March 31, 1997, FBMC had paid off all outstanding amounts and closed out this line of credit.

First Credit Service Corporation (FCC)

Since its inception in September 1993, FCC has engaged in the consumer finance business, i.e., it originates, makes, acquires, and services consumer loans, as well as offers credit related insurance on such loans, to the general public. The primary areas serviced by FCC from its six offices are Glynn, Camden, Columbia, Chatham and Ware/Pierce Counties, Georgia; where FCC operates from six leased facilities which are described below.

There are 14 consumer finance companies (including FCC) in Brunswick (Glynn County), with an estimated total outstanding loan portfolio of $30 million, of which FCC has approximately 10.3% market share. Additionally, numerous credit unions, banks and savings and loan associations make consumer loans in FCC's market.
Among consumer finance companies which presently operate in this service area, American General Finance, Commercial Credit and
First Family Financial together hold at least 50% market share.
FCC competes most directly with these companies.

Kingsland (Camden County), where FCC opened its second branch in July 1994, is currently serviced by strong finance companies, First Family Financial and Pioneer Credit, and a few other smaller companies. However, Kingsland is a market with unusual opportunities, not only because of its anticipated growth through the remainder of the decade, but also because much of its population is currently serviced out of Jacksonville rather than through local lenders. In July 1996, FCC received a GILA license with respect to the Kingsland branch. Management believes that FCC's branch in Kingsland can effectively compete with the Florida-based lenders who control a significant portion of the market share in Camden County. In August 1996, the Kingsland branch was moved to a location in a newer and larger shopping center. This move will increase its exposure and should increase the amount of walk-in traffic.

Savannah (Chatham County), where FCC opened its third branch in June 1995, is currently serviced by thirty-five consumer finance companies, with an estimated total outstanding loan portfolio of approximately $85 million. Several credit unions and banks are also involved in the Savannah consumer lending market. In
Savannah, FCC competes most directly with Ford Motor Credit,
Associate Finance, American General Finance and Commercial Credit.

Waycross (Ware/Pierce County), where FCC opened its fourth branch in August 1995, is currently serviced by ten consumer finance companies. FCC's main competitors in this service area are Security Pacific, First Family Financial and Fleet Finance.

In Martinez (Columbia County), where FCC opened its fifth branch in February, 1996, by purchasing the assets of an existing finance company, FCC's primary competitors are American General and Associate Finance, both of which are located in neighboring
Richmond County, and several banks.

In Garden City (Chatham County), where FCC opened its sixth branch in August 1996 by purchasing the assets of an existing finance company, FCC has the same competitors as it does in Savannah.

In its Brunswick, Garden City, Kingsland and Martinez offices, FCC operates under a Georgia Industrial Loan Act ("GILA") license.
The ability to make consumer loans under a GILA license is a significant competitive advantage because as a GILA licensee FCC can charge significantly higher interest rates with respect to consumer loans of under $3,000. FCC intends to exploit this competitive advantage to its fullest potential. FCC's ability to expand its business has been enhanced by the opening, in June
1996, of a $10 million line of credit from CoreStates Bank, N.A.
This replaced an $8.5 million line of credit from BankAmerica
Business Credit, Inc. As of April 1, 1997, there was $5,794,145 outstanding under the CoreStates line of credit.

Employees

As of December 31, 1996, GIFH and its subsidiaries employed the equivalent of 87 employees.(1) Management believes that its employee relations are good. There are no collective bargaining agreements covering any of the employees.



(1) As of March 17, 1997, because of staff reductions primarily attributable to mortgage operations being shifted from FBMC to the Bank, the Company employed the equivalent of 78 employees.

1996 Management Changes And Future Business

Prior to October 17, 1996, Mr. Gregory S. Junkin ("Mr. Junkin") was Chairman of the Board of the Company and Chief Executive
Officer of the Company, FBMC and FCC.  Prior to October 17, 1996,
Mr. Paul D. Lockyer ("Mr. Lockyer") was the President and Chief
Executive Officer of the Bank.  On October 17, 1996, the Board of
Directors, voted six to two (with Messrs. Junkin and Lockyer objecting), to remove Messrs. Junkin and Lockyer as officers of the Company and as officers and directors of all of the Bank, FBMC and FCC. As described more fully in the Company's Proxy
Statement dated February 17, 1997 (the "Proxy Statement"), incorporated by reference herein, the Board's decision to terminate Messrs. Junkin and Lockyer was based primarily upon excessive losses and expenses incurred by the Company under the leadership of Messrs. Junkin and Lockyer, and in particular, continuing losses by FBMC. On October 17, 1996, J. Thomas
Whelchel became Acting Chairman and CEO of the Company and Michael
D. Hodges ("Mr. Hodges") became Acting President and CEO of the
Bank.  On February 20, 1997, Mr. Hodges was named President and
CEO of the Bank.

On November 14, 1996, a group led by Mr. Junkin filed a Form 13D with the SEC indicating that Mr. Junkin, Mr. Lockyer and Mr. Scott
A. Junkin (the "Junkin Group") may constitute a group within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 (the
"Act"). In addition, the Junkin Group indicated that they were dissatisfied with the October 17, 1996, actions of the Company's
Board and may seek the removal of certain members of the Board or the election of their own nominees to the Board.

On December 5, 1996, the Junkin Group filed a Form 13D/A with the
SEC indicating that they had determined to seek the call of a special meeting of the shareholders of the Company to act on proposals that would result in the Junkin Group or their nominees constituting all or a majority of the members of the Board. On
December 23, 1996, the Junkin Group sent a Request Solicitation
Request to Shareholders seeking sufficient shareholder consents to require the Company to call a special meeting of the shareholders.
On January 17, 1997, Mr. Junkin delivered to the Company requests for a special meeting from holders of more then the 25% of the Company's shares, the amount of shares required to call a special shareholder's meeting under the Company's bylaws.

On January 29, 1997, the Board called a special meeting of the shareholders of the Company for March 11, 1997 (the "Special
Meeting"). On January 30, 1997, the Junkin Group issued a notice of the Special Meeting (the "Notice"). In general, the Notice indicated that at the special Meeting, the shareholders would be asked to consider several proposals providing for (i) reducing the size of the Board from eight to six members, removing four directors, and electing as directors two persons nominated by the Junkin Group, or in the alternative, (ii) expanding the Board from eight to thirteen members, and electing five persons nominated by the Junkin Group (collectively, the "Junkin Group Proposals").
The effect of the Junkin Group Proposals, if adopted by the shareholders, would have been to enable Mr. Junkin and Mr. Lockyer to regain control of the management of the Company.

On January 31, 1997, the Board voted five to two (with Mr. Russell
C. Jacobs, Jr. absent) to solicit proxies of shareholders to vote against the Junkin Group Proposals. At the Board meeting, all present directors except Messrs. Junkin and Lockyer voted to oppose the Junkin Group Proposals. The Junkin Group sent proxies seeking votes FOR the Junkin Group Proposals under cover of a Proxy Statement dated February 11, 1997. The Company sent proxies seeking votes AGAINST the Junkin Group Proposals under cover of the Proxy Statement. In soliciting votes against the Junkin Group
Proposals, the Board indicated that under their business plan, among other things, the Company would close FBMC as a separate entity and concentrate on the prudent growth of the Bank and FCC.

At the Special Meeting on March 11, 1997, the Company's shareholders voted to reject the Junkin Group Proposals in their entirety by a vote of 1,476,326 shares voting against (or withheld), 689,544 shares voting for, and 178,433 shares abstaining or representing broker non-votes. As a result of the defeat of the Junkin Group Proposals at the Special Meeting, no changes were made to the size or membership of the Board of Directors, and the Company remains committed to its strategy of focusing on the prudent growth of the Bank (including the mortgage lending operations transferred from FBMC) and FCC. Nonetheless, although it has no current plans, should suitable opportunities arise, GIFH may seek to acquire one or more commercial banks in growing service areas and with operations complementary to the Bank, as well as to enter other non-banking financial services activities.

PROPERTY

GIFH's corporate offices are housed in a two-story, free standing building which is part of an office condominium complex at 200
Plantation Chase, St. Simons Island, Georgia 31522. GIFH purchased the building in February, 1996. The building is subject to a mortgage in favor of NationsBank to secure a loan from NationsBank to GIFH in the original principal amount of $280,000.
GIFH may attempt to sub-lease excess space, or to sell the building.

The Bank owns the building which houses its main branch and support service facilities. It is located at 2812 Cypress Mill
Road, Brunswick, Georgia 31521, adjacent to the Brunswick Mall.
The one and one-half story free standing structure is configured for retail banking operations as well as for executive offices for officers of the Bank. This building could also provide space for GIFH's corporate offices, if necessary. In addition, the Bank owns a building located at 3811 Frederica Road, St. Simons Island,
Georgia 31522. The Bank operates a full service branch in this building, provides space for an operating branch office of FBMC, and, until September 1996, provided space for FBMC's corporate offices.

In September 1996, FBMC moved its corporate offices from the Bank's St. Simons Island facility into an approximately 8,000 square foot office located at 777 Gloucester Street, Suite 300, Brunswick, Georgia 30512. These offices are subject to a two-year lease ending in August 1998. As part of the restructuring of the Company's mortgage lending operations discussed above, FBMC closed these corporate offices in the fourth quarter of 1996 and vacated the Gloucester Street premises. As of April 1, 1997, FBMC was subletting its former Blairsville, Georgia office on a month-to-month basis and was attempting to sub-lease the Gloucester Street premises.

FCC's corporate offices are located at 3423 Fourth Street, Building 5, Unit B, Brunswick, Georgia 31520. Those offices are subject to a three-year lease ending in August, 1998. FCC conducts business out of various office/retail spaces on either a month-to-month basis or subject to term leases. All leasing arrangements by both FBMC and FCC are commercially reasonable, and, except for FBMC's Frederica Road facility, which it leased from the Bank, all facilities are leased from non-affiliated third parties. The locations and lease periods are as follows:

                                                 End of
    Address                          Term      Current Term

FBMC

Seasons Inn & Plaza
Blairsville, GA 30512             two years      July 1998

777 Gloucester Street, Suite 300
Brunswick, GA 30512               two years      August 1998

FCC

122 Altama Connector
Brunswick, GA 31525               5 years        October 2001

1601 M Highway 40 East
Kingsland, GA 31548               5 years        June 2001

6409 Abercorn Street,
Suites A & B-1,
Savannah, GA 31405                5 years        May 2000

2507-C Plant Avenue,
Waycross, GA 31501                2 years       July 1998

4015-I Washington Road,
Martinez, GA 30907                1 year        February 1998

620 Highway 80
Garden City, GA 31408             1 year        August 1997

Management of GIFH believes that all of its properties are suitable and adequate for their intended purposes, and that GIFH has adequate insurance in place as would be considered prudent for their uses. Management further believes that all of its leased properties could be replaced with other suitable and adequate facilities available from time to time in the market place.

LEGAL PROCEEDINGS

On December 9, 1996, representatives of the Georgia Department, the Federal Reserve Bank of Atlanta, and the FDIC attended a meeting of the Company's Board of Directors to discuss certain findings resulting from a suspended examination of the Company and its subsidiaries that took place in November 1996. During the meeting, the representatives of these regulatory authorities urged the Board of Directors to commit the Company to address problems determined during the examination process. In response, the Board of Directors unanimously adopted a resolution (the "Board
Resolution") the text of which has been included as Schedule 1 to the Company's Definitive Proxy Statement filed with the Securities and Exchange Commission ("SEC") on February 18, 1997. In the
Board Resolution, among other things, the Board agreed to:

   - develop and submit to the supervisory authorities a management plan for the parent company and each of its subsidiaries, which will include, among other things, the type and number of management positions needed to manage the affairs of the parent and each subsidiary and a description of the qualifications required to perform present and anticipated duties of each management position, including establishment and enforcement of sound policies and practices;

   -     review the results or recommendations from Arthur
         Andersen, LLP ("Arthur Andersen") regarding appropriate internal routine and controls, accounting systems, policies and procedures, internal loan review, internal audit and any other areas and develop appropriate steps or procedures to strengthen noted weaknesses and report the results of the Board's review and the Board's plans or procedures to strengthen noted weaknesses to the supervisory authorities within 30 days;

   - review the scope and adequacy of the annual independent audit as performed for the prior year end, and as proposed for 1996, with particular emphasis on the adequacy of the review of internal routine and controls, take appropriate steps to expand the scope of the proposed 1996 independent audit if necessary to include any of the areas noted by Arthur Andersen, and report the results of the Board's review to the supervisory authorities within 60 days;

   - notify the external auditor in writing that his or her responsibility is to the entire Board and then any findings or recommendations should be made directly to the entire Board;

   - develop a strategic plan for the parent and each subsidiary covering a three to five year period;

   - the Company and bank subsidiary will not declare or pay any cash or property dividend or any other form of capital distribution without the prior written consent of the supervisory authorities; and

   - the Company will not incur any additional debt after this resolution is adopted without prior notification to the supervisory authorities.

Pursuant to the Board Resolution, the Company submitted its first progress report to the supervisory authorities on January 10, 1997
("Progress Report").  In the Progress Report, and again on April
10, 1997, the Company requested extensions, which were granted, to complete its strategic plan and management study. The Company currently anticipates submitting its strategic plan and management study to the supervisory authorities by May 31, 1997. The
Progress Report also contained the Company's 90-day interim operating strategy ("Interim Plan"). The Interim Plan describes the structure of the Company's board and addresses the Company's short-term financial goals. In general terms, these goals include: (i) continuing to reduce expenses at the holding company; (ii) improving and strengthening the Bank's liquidity and capital by decreasing the rate of loan growth and selling loan participation, (iii) improving overall liquidity and capital by reducing FBMC losses through closing FBMC's offices and transferring FBMC's remaining operations into the Bank; and (iv) either negotiating additional credit for financing FCC's growth or closing unprofitable FCC offices. As of the date of this Prospectus, the Company continues to operate in accordance with the Interim Plan. The Company believes it is in compliance with the reporting requirements of the Board Resolution.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS.

General

The Company's principal asset is its ownership of the Bank and its other subsidiary financial institutions. Accordingly, the
Company's results of operations are primarily dependent upon the results of operations of the Bank, FCC and FBMC.  The Bank's activities consist of attracting deposits from the general public and applying those funds to the origination of commercial,
consumer and real estate loans (including commercial loans
collateralized by real estate).  FCC's activities consist of originating, making, acquiring and servicing consumer loans.  The
Bank's and FCC's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities
(i.e., customer deposits and borrowed funds).  Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate paid and earned on these balances.  Net interest income is dependent upon the Bank's and FCC's interest rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities.
When interest-earning assets approximates or exceeds
interest-bearing liabilities, any positive interest rate spread will generate interest income.  The interest rate spread is
impacted by interest rates, deposit flows and loan demand.
Additionally, and to a lesser extent, the Bank's and FCC's
profitability is affected by such factors as the level of
noninterest income and expenses, the provision for loan losses and the effective tax rate.  Noninterest income consists primarily of loan and other fees and income from the sale of investment
securities.  The primary source of income for FBMC is the fees on originating mortgage loans and the gain on the sale of mortgage
loans to other investors.   Noninterest expenses consist of
compensation and benefits, occupancy-related expenses, deposit insurance premiums paid to the FDIC and other operating expenses.

Results of Operations for Years Ended December 31, 1996 and 1995

The Company's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate noninterest income and to control noninterest expense. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, the ability to generate net interest income is dependent upon the Bank's and FCC's ability to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is taxable-equivalent net interest income divided by average earning assets.

Net Interest Income

The primary component of consolidated earnings is net interest income, or the difference between interest income on interest-earning assets and interest paid on interest-bearing liabilities. The net interest margin is net interest income expressed as a percentage of average interest-earning assets.
Interest-earning assets consist of loans, investment securities and Federal funds sold. Interest-bearing liabilities consist of deposits and other short-term borrowings. A portion of interest income is earned on tax-exempt investments, such as state and municipal bonds. In an effort to state this tax-exempt income and its resultant yield on a basis comparable to all other taxable investments, an adjustment is made to analyze this income on a taxable-equivalent basis.

The Company's net interest margin decreased 36 basis points or 6.12% to 5.52% in 1996 as compared to 5.88% in 1995. The yield on average interest-earning assets decreased to 10.59% in 1996 as compared to 10.76% in 1995. The interest rate paid on average interest-bearing liabilities increased to 5.73% in 1996 as compared to 5.52% in 1995. Net interest income on a taxable-equivalent basis was $4,828,000 in 1996 as compared to $3,842,000 in 1995, representing an increase of $986,000 or 25.66%. The increase resulted from an increase of $1,420,000 generated on increased volume and a reduction of $434,000 due to a decrease in average yield.

Average interest-earning assets increased $22,216,000 to $87,504,000 in 1996 from $65,288,000 in 1995, an increase of
34.03%. Average loans increased $23,358,000; average investments decreased $926,000; and average Federal funds sold decreased
$216,000. The increase in average interest-earning assets was funded by an increase of $15,770,000, or 27.01%, in average deposits to $74,158,000 in 1996 from $58,388,000 in 1995.
Approximately 10% of the average deposits were noninterest-bearing deposits in 1996 and 1995.

Allowance for Loan Losses

The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on nonaccruing, past due and other loans that management believes require attention.

The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. The provision for loan losses charged to earnings amounted to $975,000 in 1996 and $382,000 in 1995, representing an increase of 155.24% in the provision. The increase in the provision resulted from an increase in average loans of $23,358,000 or 43.81% and management's evaluation of the loan portfolios and the potential loan risk associated with certain loans. Net loan charge-offs amounted to approximately $248,000 in 1996 as compared to net loan charge-offs of approximately $320,000 in 1995. The allowance for loan losses as a percentage of total loans outstanding amounted to 1.85% at December 31, 1996 as compared to 1.26% at December 31,
1995.

The determination of the amounts allocated for loan losses is based upon management's judgment concerning factors affecting loan quality and assumptions about the local and national economy.
Management considers the year-end allowances adequate to cover potential losses in the loan portfolio.

Noninterest Income

Noninterest income amounted to $1,738,000 and $797,000 for the years ended December 31, 1996 and 1995, respectively. As a percent of total average assets, noninterest income increased from 1.08% in 1995 to 1.70% in 1996.

Following is a summary of noninterest income for the years ended
December 31, 1996 and 1995.
                                       1996         1995

Noninterest income
Income from origination and sale
  of mortgage loans, less related
  expenses                         $  906,000   $  312,000
Service charges on deposit
  accounts                            438,000      379,000
Insurance commissions                 198,000       82,000
Net realized loss on sales
  of securities                        (5,000)      (3,000)
Other                                 201,000       27,000

     Total noninterest income      $1,738,000  $   797,000



During 1996, the Company expanded its mortgage banking activities through FBMC as indicated by an increase of $594,000 in income from the sale and origination of mortgage loans, less related expenses. In late 1996, the Company adopted a strategic plan to restructure its mortgage banking activities. A more detailed discussion of the restructuring of mortgage banking activities appears below.

The increase in service charges on deposit accounts of $59,000, or 15.57%, to $438,000 in 1996 from $379,000 in 1995 resulted from an increase of 27.01% in average deposits in 1996 over 1995.

Noninterest Expense

Noninterest expense amounted to $7,237,000 and $4,226,000 for the years ended December 31, 1996 and 1995, respectively, representing an increase of $2,971,000 or 69.64%. As a percent of total average assets, noninterest expense amounted to 7.10% in 1996 as compared to 5.72% in 1995.

Following is a summary of noninterest expense for the years ended
December 31, 1996 and 1995.
                                            1996           1995

Noninterest expense
  Salaries and employee benefits       $ 4,088,000    $ 2,190,000
  Equipment expense                        509,000        324,000
  Occupancy expense                        454,000        257,000
  Advertising and business
    development                            331,000        199,000
  Legal and professional                   318,000        217,000
  Supplies and printing                    271,000        163,000
  Telephone                                165,000         77,000
  Postage and courier                      132,000         82,000
  Loss on write-down of furniture
    and fixtures                           146,000           -
  Loss on abandonment of lease             148,000           -
     Other operating expenses              675,000        717,000

       Total noninterest expense       $ 7,237,000    $ 4,226,000



Salaries and employee benefits increased $1,898,000 to $4,088,000 in 1996 from $2,190,000 in 1995, representing an increase of 86.67%. Due to increased activities in the mortgage banking subsidiary, $795,000 represented increases in salaries and employee benefits of FBMC. Salaries and employee benefits of the Bank increased $551,000 and was attributable to an increase of approximately 22% in Bank employees and to termination compensation of $145,000 for the Bank's former Chief Executive
Officer who was terminated in October 1996. Salaries and employee benefits for the FCC increased $360,000 and was attributable to an increase of approximately 31% in personnel. Equipment and occupancy expense increased $381,000, or 65.58%, to $962,000 in 1996 from $581,000 in 1995 and was attributable to the addition of a new building and furnishings for corporate offices and the refurbishing of the Bank's main office. Advertising and business development expense increased $132,000, or 33%, to $331,000 in 1996 from $199,000 in 1995. Communication expense representing telephone, supplies and printing expense increased $196,000, or 32%, to $436,000 in 1996 from $240,000. The increase in advertising, business development and communications expenses was attributable to a great extent to expanded activities in the FCC and FBMC. Legal and professional expense increased $101,000, or 47%, to $318,000 in 1996 from $217,000 in 1995. Approximately
$66,000 of the increase represents the amounts paid to a consulting firm to examine certain accounting records of the Company and to develop a strategic plan for the restructuring of the mortgage banking activities.

In late 1996, the Company determined that it should consider the restructuring of its mortgage banking activities. A prominent consulting firm was engaged to review the Company's mortgage banking activities and to recommend a strategic plan for restructuring its mortgage banking operations. After reviewing the report and recommendations of the consulting firm, management determined that it was in the best interest of the Company to restructure its mortgage banking activities. Specifically the Company has developed the following plans:

  (1) FBMC will discontinue its mortgage banking activities as a separate entity and will transfer any retained mortgage banking activities to the Bank;

  (2) The Bank will no longer accept any "sub prime" paper, also known in the industry as B, C, and D paper;

  (3) All loans held for sale by FBMC will be sold to investors within the first six months of 1997;

  (4) For the immediate future, the Bank will only broker mortgage loans; the Bank will not fund any mortgage loans held for sale, but will earn an origination fee for placing the loan with an investor;

  (5) Bank's management anticipates that it will continue to fund mortgage loans for its own portfolio with funds obtained from the Federal Home Loan Bank or its own deposits.

In late 1996, FBMC recorded a loss on abandonment of a lease in the amount of $146,000 and recorded a loss on the write down of furniture and fixtures in the amount of $146,000. These charges represent nonrecurring charges directly associated with the restructuring of the mortgage banking activities. In 1996, FBMC recorded a net loss after tax benefits of $966,000.

For the year ended December 31, 1996, the Company incurred a net loss of $1,209,000 compared to net income of $13,000 for the year ended December 31, 1995.

Liquidity and Capital Resources

Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability of the Company to meet those needs. The Company seeks to meet liquidity requirements primarily through management of short-term investments (principally Federal funds sold) and monthly amortizing loans. Another source of liquidity is the repayment of maturing single payment loans. Also, the Bank maintains relationships with correspondent banks which could provide funds on short notice, if needed.

Effective March 29, 1997, the Company entered into a credit facility with American Banking Company, Moultrie, Georgia. Under the facility the Company will borrow (a) up to $3,500,000 as a term loan to be used for repayment of the line of credit from Southeastern Bank and (b) up to $1,000,000 as a revolving line of credit to be used for working capital. The interest rate with respect to both loans is .25% over the Suntrust Bank, Atlanta prime rate. The term loan calls for interest-only payments for the first 18 months and for quarterly principal and interest payments over five additional years, principal being repaid on the basis of a ten year amortization and semi annual payments of $175,000. The revolving line of credit matures after one year at which time the outstanding principal would be added to the term loan and amortized as part of such loan. The loans are secured by a pledge of the stock of the Bank owned by the Company.

The liquidity and capital resources of the Company and the Bank are monitored on a periodic basis by state and Federal regulatory authorities.  As determined under guidelines established by these regulatory authorities, the Bank's liquidity ratio at December 31,
1996 was considered satisfactory.  At that date, the Bank's
short-term investments were adequate to cover any reasonable anticipated immediate need for funds.  The Company was aware of no events or trends likely to result in a material change in their
liquidity.    During 1996, the Company's capital decreased by
$1,052,000. After recording an increase in capital of $34,000 for unrealized gains on securities, net of taxes, an increase of
$123,000 from exercise of stock options and issuance of restricted stock, and recording a decrease of $1,209,000 for net loss from operations, total capital decreased $1,052,000 to $9,749,000 from
$10,801,000 at December 31, 1995.

At December 31, 1996, the Company had no binding commitments outstanding for capital expenditures.

In accordance with risk capital guidelines issued by the Federal
Reserve Board, the Company is required to maintain a minimum standard of total capital to weighted risk assets of 8%.
Additionally, all member banks must maintain "core" or "Tier 1" capital of at least 4% of total assets ("leverage ratio"). Member banks operating at or near the 4% capital level are expected to have well-diversified risks, including no undue interest rate risk exposure, excellent control systems, good earnings, high asset quality, and well managed on- and off-balance sheet activities;
and, in general, be considered strong banking organizations with a composite 1 rating under the CAMEL rating system of banks. For all but the most highly rated banks meeting the above conditions, the minimum leverage ratio is to be 4% plus an additional 100 to 200 basis points.

The following table summarizes the regulatory capital levels of the Company at December 31, 1996.

                    Actual           Required          Excess
               Amount  Percent    Amount  Percent  Amount  Percent
                                 (Dollars in Thousands)

Leverage
 capital       $ 9,604    9.36%   $4,103    4.00%  $5,501    5.36%
Risk-based
 capital:
Core capital     9,604   11.33     3,390    4.00    6,214    7.33
Total capital   10,669   12.59     6,780    8.00    3,889    4.59

The Bank also met its individual regulatory capital requirements at December 31, 1996.


STATISTICAL INFORMATION

Distribution of Assets, Liabilities and Shareholders' Equity;
Interest Rates and Interest Differential

The following statistical information is provided for the Company for the years ended December 31, 1996 and December 31, 1995. This data should be read in conjunction with the information presented under the headings "MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION" and "FINANCIAL
STATEMENTS AND SUPPLEMENTARY DATA" appearing elsewhere in this Prospectus and incorporated herein by reference.

Average Balances and Net Income Analysis

The following tables set forth the amount of the Company's
interest income or interest expense for each category of
interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.  Federally tax-exempt income is presented on a taxable-equivalent basis assuming a 34% Federal tax rate.
                              Year Ended December 31,
                           1996                     1995


                      Interest Average              Interest Average
            Average Income/      Yield/  Average     Income/  Yield/
           Balance Expense     Rate Paid Balance    Expense Rate Paid
                             (Dollars in Thousands)

ASSETS
Interest-earning assets:
 Loans, net of
 unearned
 interest      $ 76,679   $8,642  11.27%  $53,321  $ 6,331  11.87%
Investment
 securities:
   Taxable        9,087      521   5.73     9,787      559   5.71
   Nontaxable        20        2   7.50       246       18   7.32
Federal funds
  sold            1,718      103   6.00     1,934      115   5.95

Total interest-
 earning assets  87,504    9,268  10.59    65,288    7,023  10.76

Other assets      4,456                     8,536

Total assets   $101,960                   $73,824


                              Year Ended December 31,
                          1996                      1995

                     Interest Average     Interest Average
              Average   Income/   Yield/  Average  Income/  Yield/
              Balance   Expense Rate Paid Balance Expense Rate Paid
                             (Dollars in Thousands)

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:

Savings and interest-
 bearing demand
 deposits      $13,063 $    406   3.11%  $14,197   $   438   3.09%
Time deposits   53,259    3,130   5.88    38,144     2,276   5.97
Other short-term
 borrowings      4,521      282   6.24       161        10   6.21
Other borrow-
 ings            6,699      622   9.28     5,085       457   8.99

Total interest-
 bearing
 liabilities    77,542    4,440   5.73    57,587     3,181   5.52


Noninterest-bearing liabilities and
 stockholders'
 equity:
Demand
 deposits        7,836                    6,047
Other
 liabilities     6,055                      641
Stockholders'
 equity         10,527                    9,549

Total noninterest-
 bearing
 liabilities and
 stockholders'
 equity         24,418                   16,237

Total liabilities
 and stockholders'
 equity       $101,960                  $73,824


Interest rate spread             4.86%                  5.24%


Net interest income      $4,828                 $3,842

Net interest margin              5.52%                  5.88%


Rate and Volume Analysis

The following table reflects the changes in net interest income resulting from changes in interest rates and from asset and liability volume. Federally tax-exempt interest is presented on a taxable-equivalent basis assuming a 34% Federal tax rate. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the later year. The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding between years.
Thus, changes that are not solely due to volume have been consistently attributed to rate.

                         Year Ended December 31,
                  1996 vs. 1995       1995 vs. 1994

             Increase  Changes Due To   Increase Changes Due To
             (Decrease)  Rate  Volume  (Decrease) Rate  Volume
                        (Dollars in Thousands)
Increase (decrease) in:
 Income from earning assets:
 Interest and fees
  on loans     $2,311    $(462)  $2,773   $2,282  $ 960   $1,322
 Interest on
  securities:
 Taxable          (38)       2      (40)     836     87       (4)
    Nontaxable    (16)       1      (17)     (11)     3      (14)
 Interest on
    Federal
    funds sold    (12)       1      (13)      97     45       52

 Total interest
    income      2,245     (458)   2,703    2,451  1,095    1,356


Expense from interest-bearing liabilities:
   Interest on savings and interest-
     bearing demand
     deposits     (32)       3      (35)      27      2        4
   Interest
     on time
     deposits     854      (48)     902    1,080    611      469
   Interest on
     short-term
     borrowings   272        1      271       (2)     2       (4)
   Interest on
     debt         165       20      145      263     82      181

Total interest
 expense        1,259      (24)   1,283    1,368    718      650

Net interest
 income       $   986   $ (434) $ 1,420   $1,083  $ 377    $ 706



Asset/Liability Management

It is the objective of the Company to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan investment, borrowing and capital policies. Certain of the officers of the Company are responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories made by individuals, partnerships and corporations. Management of the Company seeks to invest the largest portion of the Company's assets in commercial, consumer and real estate loans.

The Company's asset/liability mix is monitored on a daily basis.
A monthly report reflecting interest-sensitive assets and interest-sensitive liabilities is prepared and presented to the Company's Board of Directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the Company's earnings.

As of December 31, 1996, the Company's cumulative one-year interest rate sensitivity gap ratio was 83%. This indicates that the Company's interest-bearing liabilities will reprice during this period at a rate slightly faster than the Company's interest-earning assets. Certain assumptions regarding the interest sensitivity of these assets and liabilities have been incorporated into this analysis. The Company believes that it has positioned itself to maintain its net interest margin in the event of changes in interest rates. There can be no assurance, however, that this strategy will be successful.

The following table sets forth the distribution of the repricing of the Company's earning assets and interest-bearing liabilities as of December 31, 1996, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitivity liabilities), the cumulative interest rate sensitivity gap ratio
(i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity gap ratio.
The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.


                          At December 31, 1996
                       Maturing or Repricing Within

             Zero to    Three      One
              Three  Months to   Year to        Over
             Months   One Year  Five Years   Five Years   Total
                          (Dollars in Thousands)
Earning assets:
 Interest-bearing
  deposits
  in banks   $   862   $   -       $    -         $   -        862
 Federal funds
  sold        8,640        -            -             -       8,640
Investment
  securities    979        -          6,383         2,717    10,079
 Loans       43,030     13,223       16,845         4,871    77,969
 Loans held
  for sale    6,324        -            -             -       6,324

             59,835     13,223       23,228         7,588   103,874


Interest-bearing liabilities:

Interest-bearing
 demand
 deposits    12,812       -             -            -       12,812
Savings       1,261       -             -            -        1,261
Certificates
 less than
 $100,000    15,538    28,156        4,279           -       47,973
Certificates
 $100,000
 and over     4,569     7,512        1,527           -       13,608
Other short-term
 borrowings   4,445      -              -            -        4,445
Other borrow-
 ings        13,848        39          248           -       14,135

             52,473    35,707        6,054           -       94,234
Interest rate
 sensitivity
 gap        $ 7,362 $ (22,484)   $  17,174      $ 7,588      $9,640

Cumulative
 interest rate
 sensitivity
 gap        $ 7,362  $(15,122)   $   2,052      $ 9,640
Interst rate
 sensitivity
 gap ratio     1.14      0.37         3.84         N/A

Cumulative interest
 rate sensitivity
 gap ratio     1.14      0.83         1.02         1.10

Investment Portfolio

The Company manages the mix of asset and liability maturities in an effort to control the effects of changes in the general level of interest rates on net interest income. See
"--Asset/Liability Management." Except for its effect on the general level of interest rates, inflation does not have a material impact on the Company due to the rate variability and short-term maturities of its earning assets. In particular, approximately 72% of the loan portfolio is comprised of loans which mature or reprice within one year or less. Mortgage loans, primarily with five to fifteen year maturities, are also made on a variable rate basis with rates being adjusted every one to five years. Additionally, 10% of the investment portfolio matures within one year.

Types of Investments

The amortized cost and fair value of investments in securities at the dates indicated are summarized as follows:


                                 Gross        Gross
                    Amortized  Unrealized   Unrealized      Fair
                      Cost        Gains       Losses        Value
                                (Dollars in Thousands)

Securities Available for Sale
 December 31, 1996:
  U.S. Government and
   agency
   securities      $7,271,589    $45,984    $ (1,290)    $7,316,283
 Mortgage-backed
   securities         706,918      5,532      (3,080)       709,370

                   $7,978,507    $51,516    $ (4,370)    $8,025,653


  December 31, 1995:
    U.S. Government
      and agency
      securities   $4,947,629    $16,749    $ (6,327)    $4,958,051
    State and
      municipal
      securities      225,306       -            (81)       225,225
    Mortgage-backed
      securities      857,559       -        (14,149)       843,410

                   $6,030,494    $16,749   $ (20,557)    $6,026,686


Securities Held to Maturity
  December 31, 1996:
    U.S. Government
      and agency
      securities   $  250,000    $   -     $  (4,375)    $  245,625
    Mortgage-backed
      securities    1,803,844        -       (18,197)     1,785,647

                   $2,053,844    $   -      $(22,572)    $2,031,272

  December 31, 1995:
    U.S. Government
      and agency
      securities   $  250,000    $ 7,675    $   -        $  257,675
    Mortgage-backed
      securities    2,023,605        -       (25,660)     1,997,945

                   $2,273,605    $ 7,675    $(25,660)    $2,255,620


Maturities

The amounts of investments in securities in each category as of December 31, 1996 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, (3) after five years through ten years, and (4) after ten years.

                                 U.S. Treasury
                                 and Other U.S.
                                  Government
                                    Agencies            State and
                                      and                Political
                                  Corporations         Subdivisions
                                     Yield                 Yield
                          Amount      (1)        Amount   (1) (2)
                                  (Dollars in Thousands)
Maturity:
  One year or less       $   499     5.61%    $    -        - %
  After one year
    through five years     8,320     5.96          -        -
  After five years
    through ten years      1,260     6.77          -        -
  After ten years            -        -            -        -

                         $10,079     6.05%    $    -        - %


(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

(2) Yields on securities of state and political subdivisions are stated on a taxable-equivalent basis, using a tax rate of 34%.


Loan Portfolio

Types of Loans

Management believes that the Company's loan portfolio is adequately diversified. The loan portfolio contains no foreign or energy-related loans or significant concentrations in any one industry, with the exception of real estate mortgage loans, which constituted approximately 42% of the Company's loan portfolio as of December 31, 1996. The amount of loans outstanding at the indicated dates is shown in the following table according to type of loans.

                                  December 31,
                            1996               1995

                        (Dollars in Thousands)

Commercial, financial
  and agricultural      $26,979,410        $18,501,460
Real estate -
  construction            9,295,969          4,718,003
Real estate -
  mortgage               32,735,336         28,031,580
Consumer installment      9,065,266          5,984,667
  Other                     644,999            141,776

                         78,720,980         57,377,486
Unearned income            (751,489)          (312,101)
Allowance for loan
  losses                 (1,445,365)          (718,057)

Loans, net              $76,524,126        $56,347,328



Total loans as of December 31, 1996 are shown in the following table according to maturity or repricing opportunities (1) one year or less, (2) after one year through five years, and (3) after five years.

                                             (Dollars in
                                              Thousands)
Maturity or Repricing Within:

  One year or less                           $   56,253
  After one year through five years              16,845
  After five years                                4,871

                                             $   77,969


The following table summarizes loans at December 31, 1996 with the due dates after one year which (1) have predetermined interest rates and (2) have floating or adjustable interest rates.
                                             (Dollars in
                                              Thousands)

Predetermined interest rates                $    21,226
Floating or adjustable interest rates               490

                                            $    21,716



Records were not available to present the above information in each category listed in the first paragraph above and could not be reconstructed without undue burden.

Nonperforming Loans

The following table presents, at the dates indicated, the aggregate of nonperforming loans for the categories indicated.

                                            December 31,
                                          1996        1995

                                       (Dollars in Thousands)

Loans accounted for on a
  nonaccrual basis                      $   468      $    411

Instalment loans and term loans
  contractually past due ninety
  days or more as to interest
  or principal payments and
  still accruing                            552             8

Loans, the terms of which
  have been renegotiated to
  provide a reduction or
  deferral of interest or principal
  because of deterioration in the
  financial position of the borrower         -             -

Loans now current about which there
  are serious doubts as to the
  ability of the borrower to comply
  with present loan repayment terms          -           483


In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

Commitments and Lines of Credit

In the ordinary course of business, the Bank has granted commitments to extend credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by the Bank's Board of Directors. The Bank has also granted commitments to approved customers for standby letters of credit. These commitments are recorded in the financial statements when funds are disbursed or the financial instruments become payable. The Banks use the same credit policies for these off balance sheet commitments as they do for financial instruments that are recorded in the consolidated financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Following is a summary of the commitments outstanding at December 31, 1996 and 1995.

                                  1996         1995

                               (Dollars in Thousands)

Commitments to extend credit $  12,476     $  10,299
Standby letters of credit          735           504

                             $  13,211     $  10,803



Summary of Loan Loss Experience

The provision for possible loan losses is created by direct
charges to operations.  Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible.  Recoveries during the period are credited to  this allowance.  The factors that influence
management's judgment in determining the amount charged to
operating expense are past loan  experience, composition of the loan portfolio, evaluation of possible  future losses, current
economic conditions and other relevant factors.   The Company's
allowance for loan losses was approximately $1,445,000 at
December 31, 1996, representing 1.85% of year end total loans outstanding, compared with $718,000 at December 31, 1995, which represented 1.24% of year end total loans outstanding.  The
allowance  for loan losses is reviewed quarterly based on
management's evaluation  of current risk characteristics of the loan portfolio, as well as the  impact of prevailing and expected economic business conditions.  Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

Allocation of the Allowance for Loan Losses

The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated.
Management believes the allowance can be allocated only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                at December 31
                         1996           1995          1994

                        Percent of       Percent of     Percent of
                         Loans in         Loans in       Loans in
                         Category         Category       Category
                         to Total         to Total       to Total
                  Amount   Loans   Amount  Loans   Amount  Loans

Commercial, financial,
  industrial and
  agricultural   $  637     34%    $ 269    32%    $ 285    35%
Real estate         556     54       348    57       290    55
Consumer            185     12        65    11        50    10
Unallocated          67     -         36    -         31    -

                 $1,445    100%    $ 718   100%    $ 656   100%


The following table presents an analysis of the Company's loan loss experience for the periods indicated:

                                                 December 31,
                                               1996       1995

                                          (Dollars in Thousands)

Average amount of loans outstanding        $  76,834    $ 53,321

Balance of reserve for possible loan
  losses at beginning of period            $     718    $    656

Charge-offs:
  Commercial, financial and
     agricultural                                (63)       (114)
  Real estate                                     -         (100)
  Consumer                                      (208)       (124)
Recoveries:
  Commercial, financial and
     agricultural                                  7           2
  Real estate                                     -           -
  Consumer                                        16          16

       Net charge-offs                          (248)       (320)

Additions to reserve charged to
  operating expenses                             975         382

Balance of reserve for possible
    loan losses                            $   1,445     $   718

Ratio of net loan charge-offs to
 average loans                                   .32%        .60%


Deposits

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the periods indicated are presented below.

                                   Year Ended December 31,
                                  1996           1995

                              Amount  Rate     Amount    Rate
                                    (Dollars in Thousands)


Noninterest-bearing demand
  deposits                   $ 7,836     -  %      $ 6,047    -  %
Interest-bearing demand
  and savings deposits        13,063   3.11         14,197   3.09
Time deposits                 53,259   5.88         38,144   5.97

  Total deposits             $74,158               $58,388



The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1996, are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through twelve months and
(3) over  twelve months.

                                                 (Dollars in
                                                  Thousands)

Three months or less                             $   4,569
Over three through twelve months                     7,512
Over twelve months                                   1,527

  Total                                          $  13,608


Return on Assets and Shareholders' Equity

The following rate of return information for the periods indicated is presented below.

                                       Year Ended December 31,
                                         1996         1995

Return on assets  (1)                   (1.19)%       0.02 %

Return on equity  (2)                  (11.48)        0.14

Dividends payout ratio (3)                -             -
Equity to assets ratio (4)              10.32        12.93



(1)    Net income divided by average total assets.
(2)    Net income divided by average equity.
(3)    Dividends declared per share divided by net income per share.
(4)    Average equity divided by average total assets.


SUPERVISION AND REGULATION OF GIFH AND ITS SUBSIDIARIES

General

Bank holding companies and banks are extensively regulated under both Federal and state law. The following is a brief summary of certain statutes and rules and regulations affecting the Company and the Bank and to a more limited extent, FBMC and FCC. This summary is qualified in its entirety by reference to the particular statute and regulatory provision referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and its subsidiaries. The scope of regulation and permissible activities of the Company and its subsidiaries is subject to change by future federal and state legislation. Supervision, regulation, and examination of the Company and the Bank by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Company.

The Company is a registered holding company under the Federal
Bank Holding Company Act and the Georgia Bank Holding Company Act and is regulated under such acts by the Federal Reserve and by the Georgia Department of Banking and Finance (the "Georgia
Department"), respectively.

As a bank holding company, the Company is required to file annual reports with the Federal Reserve and the Georgia Department and such additional information as the applicable regulator may require pursuant to the Federal and Georgia Bank Holding Company
Acts. The Federal Reserve and the Georgia Department may also conduct examinations of the Company to determine whether the Company is in compliance with both Bank Holding Company Acts and the regulations promulgated thereunder.

The federal Bank Holding Company Act also requires every bank holding company to obtain the prior approval of the Federal
Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank or all or
substantially all of the assets of a bank, and before merging or
consolidating with another bank holding company.   Acquisitions
of any additional banks would also require prior approval from the Georgia Department.

The Federal Reserve (pursuant to regulation and published statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve policy, the Company may be required to provide financial support to the Bank at a time when, absent such Federal Reserve policy, the Company may not deem it advisable to provide such assistance. Similarly, the Federal
Reserve also monitors the financial performance and prospects of non-bank subsidiaries such as FBMC and FCC with an inspection process to ascertain whether these non-banking subsidiaries enhance or detract from the Company's ability to serve as a source of strength for the Bank. There is otherwise no federal regulation of the activities of FBMC and FCC.

Prior to the enactment of the Interstate Banking and Branching
Efficiency Act of 1994 (the "Riegle-Neal Act"), interstate expansion of bank holding companies was prohibited, unless such acquisition was specifically authorized by a statute of the state in which the target bank was located. Pursuant to the Riegle-Neal
Act, effective September 29, 1995 an adequately capitalized and adequately managed bank holding company may acquire a bank across state lines, without regard to whether such acquisition is permissible under state law. A bank holding company is considered to be "adequately capitalized" if it meets all applicable federal regulatory capital standards. While the Riegle-Neal Act precludes a state from entirely insulating its banks from acquisition by an out-of-state holding company, a state may still provide that a bank may not be acquired by an out-of-state company unless the bank has been in existence for a specified number of years, not to exceed five years.
Additionally, the Federal Reserve is directed not to approve an application for the acquisition of a bank across state lines if
(i) the applicant bank holding company, including all affiliated insured depository institutions, controls, or after the acquisition would control, more than ten percent of the total amount of deposits of all insured depository institutions in the United States (the "ten percent concentration limit") or (ii) the acquisition would result in the holding company controlling thirty percent or more of the total deposits of insured depository institutions in any state in which the holding company controlled a bank or branch immediately prior to the acquisition
(the "thirty percent concentration limit"). States may waive the thirty percent concentration limit, or may make the limits more or less restrictive, so long as they do not discriminate against out-of-state bank holding companies.

The Riegle-Neal Act also provides that, beginning on June 1, 1997, banks located in different states may merge and operate the resulting institution as a bank with interstate branches.
However, a state may (i) prevent interstate branching through mergers by passing a law prior to June 1, 1997 that expressly prohibits mergers involving out-of-state banks or (ii) permit such merger transactions prior to June 1, 1997. Under the Riegle-Neal Act, an interstate merger transaction may involve the acquisition of a branch of an insured bank without the acquisition of the bank itself, but only if the law of the state in which the branch is located permits this type of transaction.

Under the Riegle-Neal Act, a state may impose certain conditions on a branch of an out-of-state bank resulting from an interstate merger so long as such conditions do not have the effect of discriminating against out-of-state banks or bank holding companies, other than on the basis of a requirement of nationwide reciprocal treatment. The ten percent concentration limit and the thirty percent concentration limit described above, as well as the rights of the states to modify or waive the thirty percent concentration limit, apply to interstate bank mergers in the same manner as they apply to the acquisition of out-of-state banks. A bank resulting from an interstate merger transaction may retain and operate any office that any bank involved in the transaction was operating immediately before the transaction. After completion of the transaction, the resulting bank may establish or acquire additional branches at any location where any bank involved in the transaction could have established or acquired a branch. The Riegle-Neal Act also provides that the appropriate federal banking agency may approve an application by a bank to establish and operate an interstate branch in any state that has in effect a law that expressly permits all out-of-state banks to establish and operate such a branch.

In response to the Riegle-Neal Act, effective June 1, 1997,
Georgia will permit interstate branching, although only through merger and acquisition. In addition, Georgia law provides that a bank may not be acquired by an out-of-state company unless the bank has been in existence for five years. Georgia has also adopted the thirty percent concentration limit, but permits state regulators to waive it on a case-by-case basis.

As a state-chartered bank, the Bank is examined and regulated by the Georgia Department and the FDIC. The Georgia Department requires every Georgia bank holding company to obtain the prior approval of the Department before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, or before merging or consolidating with any other bank holding company. A Georgia bank holding company is generally prohibited from acquiring ownership or control of 5% or more of the voting shares of a bank unless the bank being acquired is either a bank for purposes of the federal Bank
Holding Company Act, or a federal or state savings and loan association or savings bank or federal savings bank whose deposits are insured by the Federal Savings and Loan Insurance
Corporation and such bank has been in existence and continuously operating as a bank for a period of five years or more prior to the date of application to the Department for approval of such acquisition.

Pursuant to regulations adopted by the Georgia Department, the Bank must have the approval of the Commissioner to pay cash dividends, unless at the time of such payment (i) the total classified assets at the most recent examination of such bank do not exceed 80% of the equity capital as reflected by such examination; (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed
50% of the net profits, after taxes but before dividends, for the previous calendar year; and (iii) the ratio of equity capital to adjusted total assets is not less than 6%. The Bank is also subject to the Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit.

With respect to expansion, the Bank is currently prohibited from establishing branch offices or facilities outside of the county in which its main office is located, except (i) in adjacent counties in certain situations, or (ii) by means of merger or consolidation with a bank which has been in existence for at least five years. In addition, in the case of a merger or consolidation, the acquiring bank must have been in existence for at least 24 months prior to the merger. However, Georgia, effective July 1, 1996, permits the subsidiary bank(s) of any bank holding company then engaged in the banking business in the State of Georgia to establish, de novo, upon receipt of required regulatory approval, an aggregate of up to three additional branch banks in any county within the State of Georgia.
Effective July 1, 1998, this same Georgia law will permit, with required regulatory approval, the establishment of de novo branches in an unlimited number of counties within the State of Georgia by the subsidiary bank(s) of bank holding companies then engaged in the banking business in the State of Georgia. This law could result in increased competition in the Bank's market area.

Both GIFH and the Bank are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC. The capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The FDIC's risk-based capital guidelines apply directly to a state bank regardless of whether it is a subsidiary of a bank holding company. Under both agencies' requirements, banking organizations must have capital
(as defined in the rules) equivalent to 8% of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risk. For example, securities with an unconditional guarantee by the United States government are assigned the least risk category. A risk weight of 50% is assigned to loans secured by owner-occupied one-to-four family residential mortgages. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

Both the Federal Reserve and the FDIC also require the maintenance of minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under these rules, banking institutions are required to maintain a ratio of "Tier 1" capital to total assets (net of goodwill) of 3%. Tier 1 capital includes common stockholders' equity, noncumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries.

As of December 31, 1996, GIFH maintained a Tier 1 and a total risk-based capital ratio of 11.3% and 12.6%, respectively. See also the discussion under "Capital Adequacy" in Item 6 below.

Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well diversified risk, excellent asset quality, high liquidity, good earnings and, in general, have to be considered strong banking organizations, rated Composite 1 under the CAMEL rating system for banks or the BOPEC rating system for bank holding companies. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

The Federal Reserve and the FDIC have proposed a revision to their risk-based capital guidelines to further ensure that those guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. The agencies have proposed two alternative methods for assessing a bank's capital adequacy for interest rate risk. Under the first approach, the banking agencies would establish minimum capital standards for interest rate risk based on either a supervisory model or the bank's internal model of measuring risk. Institutions would be required to have capital sufficient to cover the amount of measured exposure in excess of the threshold level. The proposed threshold level is a decline in net economic value equal to 1.0 percent of assets. Under the second approach, a minimum capital requirement for interest rate risk would not be set. Instead, examiners would consider results of quantitative measures of interest rate risk along with other factors in evaluating an institution's capital adequacy for interest rate risk.

The Federal Deposit Insurance Corporation Improvement Act of 1991
(the "Act"), enacted on December 19, 1991, provided for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of the Act is the requirement that banks will have to meet certain safety and soundness standards. In order to comply with the Act, the Federal Reserve and the FDIC implemented regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, director and officer compensation, asset quality, earnings and stock valuation.

Monetary Policies

The results of operations of the Bank are affected by credit policies of monetary authorities, particularly the Federal
Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of the changing conditions in the national economy and the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Bank.

MANAGEMENT

The current Directors and executive officers of GIFH are as follows:

   Name (Age)            Position With Company         Director Since

L. McRee Harden (41)         Director                       1988

Michael D. Hodges (43)       President and CEO of Bank;
                             Director                       1991

Russell C. Jacobs, Jr. (61)  Director                       1988

Gregory S. Junkin (55)       Director                       1987

Claude Kermit Keenum (60)    Director                       1988

Paul D. Lockyer (44)         Director                       1987

Jimmy D. Veal (48)           Vice Chairman and
                             Secretary/Treasurer            1987

J. Thomas Whelchel (62)      Acting Chairman                1988
                             and CEO

In addition, C. Ray Acosta (56) and James M. Fiveash (65) have been nominated for election to the Board and have agreed to serve if elected. If elected by the shareholders at the 1997 Annual
Meeting (currently scheduled to take place on June 17, 1997), Messrs. Acosta and Fiveash will fill seats currently held by Gregory S. Junkin and Paul D. Lockyer.

Members of the Board of Directors serve for a period of one year, or until their death, resignation, removal or replacement under GIFH's governing instruments by a duly elected and qualified candidate.

A brief account of the business experience of each of the current directors, nominees for directors and executive officers during the past five years is set out below.

C. RAY ACOSTA.  Mr. Acosta has been employed by Georgia Power
Company since 1964.  He has been Region Manager for the Coastal
Region, a 10-county service area, since 1993. Prior to that, he was District Manager for the Brunswick District from 1977 to 1993. Mr. Acosta is Past President and Campaign Chairman of the
United Way of Brunswick and Glynn County, and past Chairman of the Brunswick and Glynn County Development Authority. Mr. Acosta served as a director of the Company from 1987 to 1994.

JAMES M. FIVEASH. Mr. Fiveash is retired and was formerly a principal of Five Transportation Company. Mr. Fiveash served as a director of the Company from 1987 to 1994.

L. MCREE HARDEN. Mr. Harden has been a director of the Company since July 1988, a director of the Bank since February 1990, and a director of FCC since July 1993. Mr. Harden operates a chain of approximately 22 convenience stores in south Georgia and Florida.

MICHAEL D. HODGES.   Mr. Hodges has been a director of the
Company since 1991 and a director of the Bank since June 1990.
On February 20, 1997, Mr. Hodges became President and CEO of the
Bank.  He also has been Acting President and CEO of the Bank since October 1996.  Prior to that, he had been Senior Vice
President of the Bank since June 1990, with principal
responsibilities for the Bank's loan portfolio.

RUSSELL C. JACOBS, JR.   Mr. Jacobs has been a director of the
Company since July 1988, a director of the Bank since February
1990, and a director of FBMC since July 1993.  He also has been a
Vice Chairman of the Bank since July 1995.  Mr. Jacobs is self-
employed as an agent for the Equitable Financial Companies, and as a registered representative with Equico Securities, Inc.  Mr.
Jacobs holds both the Chartered Life Underwriter ("CLU") and
Chartered Financial Consultant ("CHFC") designations.

GREGORY S. JUNKIN.    Mr. Junkin has been a director of the
Company since March 1987.  From March 1987 until October 17,
1996, Mr. Junkin was Chairman and Chief Executive Officer of the
Company.  From July 1993 until October 17, 1996, Mr. Junkin was
Chairman and Chief Executive Officer of FCC and FBMC.  Mr. Junkin
is now retired.

CLAUDE KERMIT KEENUM.   Mr. Keenum has been a director of the
Company since July 1988, a director of the Bank since February
1990, and a director of FCC since July 1995.  He was the
Superintendent of the Glynn County School System from 1980 to
1989 and the Superintendent of the Cobb County School System in
metropolitan Atlanta from 1989 to 1992.  Mr. Keenum is currently
President of Southeastern Communication Systems, Inc.

PAUL D. LOCKYER.   Mr. Lockyer has been a director of the Company
since December 1987.  From July 1995 to October 17, 1996, Mr.
Lockyer was President and Chief Operating Officer of the Company.
From September 1988 through July 1995, he served as Senior Vice
President of the Company.  From February 1990 until October 17,
1996, Mr. Lockyer was President, Chief Executive Officer and a
director of the Bank.  Mr. Lockyer is now retired.

JIMMY D. VEAL. Mr. Veal has been a Vice Chairman of the Company since July 1995. He has been a director of the Company since
June 1987 and Secretary/Treasurer of the Company since September
1992. He has been a Vice Chairman of the Bank since July 1995, a director of the Bank since July 1990, and Secretary/Treasurer and a director of both FCC and FBMC since July 1993. He is Secretary/Treasurer and a director of Motel Properties, Inc., a corporation that owns and operates four motels in Glynn County and two in Camden County.

J. THOMAS WHELCHEL.   Mr. Whelchel has been the Acting Chairman
and CEO of the Company since October 17, 1996.  Prior to that,
Mr. Whelchel was a Vice Chairman of the Company between July 1995 and October 1996.  From July 1988 through July 1995, he served as
President of the Company.  Mr. Whelchel has been a director of the Company since July 1988, and Chairman and a director of the
Bank since February 1990.  Mr. Whelchel has also been a director of both FCC and FBMC since July 1993.  He is a senior partner in the Brunswick law firm of Whelchel, Brown, Readdick and
Bumgartner.


EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to the named executive officers of GIFH and its subsidiaries for each of GIFH's last three completed fiscal years.



SUMMARY COMPENSATION TABLE


                      ANNUAL COMPENSATION           LONG-TERM COMPENSATION


                                                 AWARDS              PAYOUTS








                                                    Securities
                                       Other   Restric-  Underly-
Name and                               Annual   ted        ing      All Other
Principal                              Compen- Stock    Options/ LTIP Compensa-
Position     Year    Salary      Bonus sation Awards(1)   SARs  Payout tion
(a)          (b)      (c)         (d)  (e)      (f)        (g)    (h)  (i)


J. Thomas    1996    $0(11)        $0   $0       $0         0     $0    $0
Whelchel
Acting
Chairman
and CEO of
the
Company(2)

Michael D.   1996   $100,861       $0   $0       $0     1,000(4)   $0   $0
Hodges,      1995   $ 92,096   $6,000   $0  $10,498(3)  6,921(4)   $0   $0
Acting       1994   $ 85,500  $15,000   $0   $4,650(3)  1,408(5)   $0   $0
President
and CEO
of the
Bank
subsidiary
(2)

Gregory S.   1996   $125,192       $0   $0       $0         0      $0   $0
Junkin,      1995   $147,211       $0   $0  $99,548(6)  1,500(7)   $0   $0
Former       1994   $ 40,558       $0   $0  $42,000(6)      0      $0   $0
Chairman
and CEO of
the
Company(2)

Paul D.      1996   $117,115       $0   $0       $0         0     $0 $145,000(8)
Lockyer,     1995   $107,627  $12,785   $0  $71,500(9)  1,458(10) $0    $0
Former       1994   $100,000  $32,000   $0  $ 6,600(9)      0     $0    $0
President,
COO and
CFO of the
Company(2)


(1) In the event that the Company declares a dividend on its outstanding shares of Common Stock, then such dividend will be equally applicable to the restricted stock reported in this column (f).

(2) Messrs. Whelchel and Hodges were elected to their respective positions on October 17, 1996. Messrs. Junkin and Lockyer were terminated from their respective positions on October 17, 1996. On February 20, 1997, Mr. Hodges became President and CEO of the Bank.

(3) The aggregate number of shares of restricted stock held by Michael D. Hodges as of April 24, 1997, is 2,390 shares and the value as of December 31, 1996 of such shares is $12,548. All of the 775 shares of restricted stock awarded to Mr. Hodges in 1994 ("1994 Restricted Stock") vests upon the earlier of (i) three years from August 17, 1994, the date the shares were granted to Mr. Hodges, or (ii) a change of control in the ownership of the Company through the acquisition of more than 50% of the Company's outstanding stock by a third party. Mr. Hodges will forfeit the 1994 Restricted Stock if he is not employed by either the Company or one of its subsidiaries on August 16, 1999, unless Mr. Hodges' employment is terminated because of the sale of the Company or a subsidiary through which Mr. Hodges is employed and Mr. Hodges is not offered other employment within the Company or one of its subsidiaries. Under the terms of the award of 1,615 shares of restricted stock awarded to Mr. Hodges in 1995 ("1995 Restricted Stock") one-seventh of such shares (i.e., 230.71 shares) became vested on July 25, 1996, and an additional one-seventh of such shares will vest on July 25 of each year thereafter until all such shares have vested. If at any time Mr. Hodges becomes neither a director nor an executive officer of the Company or any subsidiary of the Company, then he shall forfeit any shares of 1995 Restricted Stock which have not already vested at the time of the event which triggers the forfeiture.

(4) These options are incentive stock options which have been granted pursuant to that certain Golden Isles Financial Holdings, Inc. 1995 Stock Option Plan adopted by the Company on July 25, 1995 (the "1995 Plan"). The 1995 Plan provides for the granting of certain options that are intended to qualify as incentive stock options within the meaning of
      Section 422(b) of the Internal Revenue Code, as well as certain nonstatutory stock options that are not intended to qualify as incentive stock options within the meaning of
      Section 422(b) of the Internal Revenue Code. These incentive stock options were granted on July 25, 1995, and vested immediately upon being granted. These options may be exercised at any time before the earlier of (i) July 25, 2005; or (ii) the date upon which the optionee ceases to be an employee of the Company; provided, however, that if the optionee's employment with the Company is terminated for any reason other than (a) optionee's death or disability, (b) optionee's voluntary termination of his employment without the Company's consent, or (c) termination of optionee's employment by the Company for cause, then, in such event, optionee may exercise these incentive stock options for up to three months after termination of his employment (but in no event later than July 25, 2005).

(5) These options are nonstatutory stock options which have been granted pursuant to that certain 1991 Incentive Stock Option Plan and 1991 Nonstatutory Stock Option Plan adopted by the Company on May 30, 1991 (the "Plan"). The Plan provides for the granting of certain nonstatutory stock options that are not intended to qualify as incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code. These nonstatutory stock options shall be vested and may be exercised by the individual to whom such options have been granted during the period such individual serves as an officer or any other key employee of the Company.

(6) The aggregate number of shares of restricted stock held by Gregory S. Junkin as of April 24, 1997, is 22,315 shares and the value as of December 31, 1996 of such shares is $117,154. All of the 7,000 shares of restricted stock awarded to Mr. Junkin in 1994 ("1994 Restricted Stock") will vest upon the earlier of (i) three years from August 17, 1994, the date the shares were granted to Mr. Junkin, or
      (ii) a change of control in the ownership of the Company through the acquisition of more than 50% of the Company's outstanding stock by a third party. Mr. Junkin will forfeit the 1994 Restricted Stock if he is not in the employment of either the Company or any of its subsidiaries on August 16, 1997, unless Mr. Junkin's employment is terminated because of the sale of the Company or a subsidiary through which Mr. Junkin is employed and Mr. Junkin is not offered other employment within the Company or one of its subsidiaries. With respect to the shares of restricted stock granted to Mr. Junkin in 1995 (15,315 shares), one-seventh of such shares (i.e., 2,187.86 shares became vested on July 25, 1996, and an additional one-seventh of such shares will vest on July 25 of each year thereafter until all such shares have vested. If at any time Mr. Junkin becomes neither a director of the Company nor an executive officer of the Company or any subsidiary of the Company, then he shall forfeit any of the restricted shares granted to him in 1995 which have not already vested at the time of the event which triggers the forfeiture.

(7) These options are nonstatutory stock options which were granted to Mr. Junkin pursuant to the Plan in the capacity as a director of the Company.

(8) This amounts represents a severance payment of $145,000, pursuant to the termination of Mr. Lockyer's employment on October 17, 1996.

(9) The aggregate number of shares of restricted stock held by Paul D. Lockyer as of April 24, 1997, is 12,100 shares and the value as of December 31, 1996 of such shares is $63,525. All of the 1,100 shares of restricted stock awarded to Mr. Lockyer in 1994 ("1994 Restricted Stock") vest upon the earlier of (i) three years from August 17, 1994, the date the shares were granted to Mr. Lockyer, or (ii) a change of control in the ownership of the Company through the acquisition of more than 50% of the Company's outstanding stock by a third party. Mr. Lockyer will forfeit the 1994 Restricted Stock if he is not in the employment of either the Company or any of its subsidiaries on August 16, 1999, unless Mr. Lockyer's employment is terminated because of the sale of the Company or a subsidiary through which Mr. Lockyer is employed and Mr. Lockyer is not offered other employment within the Company or one of its subsidiaries. With respect to the shares of restricted stock granted to Mr. Lockyer in 1995 (11,000 shares), one-seventh of such shares (i.e., 1,571.43 shares) became vested on July 25, 1996, and an additional one-seventh of such shares will vest on July 25 of each year thereafter until all such shares have vested. If at any time Mr. Lockyer becomes neither a director of the Company nor an executive officer of the Company or any subsidiary of the Company, then he shall forfeit any of the restricted shares granted to him in 1995 which have not already vested at the time of the event which triggers the forfeiture.

(10) These options are nonstatutory stock options which were granted to Mr. Lockyer pursuant to the Plan in his capacity as a director of the Company. As a result of the termination of his employment on October 17, 1996, on January 17, 1997, 45,523 incentive and nonstatutory stock options were forfeited by Mr. Lockyer.

(11) The Compensation Committee of the Board has agreed that effective October 17, 1996, the date of Mr. Whelchel's appointment to Acting CEO, the Company will compensate Mr. Whelchel for the actual time spent by him performing duties as Acting CEO, at a rate which on an annual basis will not exceed the compensation level of the previous CEO. As of April 24, 1997, no amounts had been paid to Mr. Whelchel under this arrangement.

No stock options were exercised and there were no SARs outstanding during fiscal year 1996. The following table presents information regarding the value of unexercised options held as of December 31, 1996.


AGGREGATED OPTION/SAR EXERCISES IN LAST
FISCAL YEAR AND FY-END OPTION/SAR VALUES





                                               Number of
                                              Securities     Value of
                                              Underlying    Unexercised
                                              Unexercised   in-the-Money
                                              Options/SARs   Options/SARs

                                                at FY-End       a FY-End
                  Shares Acquired     Value   Exercisable/   Exercisable/

Name                on Exercise      Realized    Unexercisable  Unexercisable
(a)                     (b)            (c)           (d)            (e)

J. Thomas Whelchel      --             --          1,390(2)          $0/$0(1)

Michael D. Hodges       --             --         30,124(3)     $24,089/$0(1)

Gregory S. Junkin       --             --          1,500(2)          $0/$0(1)

Paul D. Lockyer         --             --          1,458(2)          $0/$0(1)








(1) Dollar values have been calculated by determining the difference between the estimated fair market value of the Company's Common Stock at December 31, 1996 ($5.25) and the exercise prices of the options.

(2)  On January 18, 1996, these options were awarded to Mr.
     Whelchel, Mr. Junkin and Mr. Lockyer as compensation with respect to their services as directors.

(3) Michael D. Hodges has the right to acquire 30,124 shares of the Company's Common Stock pursuant to stock options issued by the Company to Mr. Hodges. All of the 30,124 stock options held by Mr. Hodges were exercisable as of January 20, 1996. Of the 30,124 stock options, 18,750 are exercisable at the price of $4.00 per share, 1,003 are exercisable at the price of $4.60 per share, 1,408 are exercisable at the price of $6.25 per share, 6,921 are exercisable at the price of $6.50 per share, and 2,042 are exercisable at the price of $6.00 per share.

     The Company does not have any Long Term Incentive Plans in effect.

Employment Agreements

On June 5, 1992, the Bank issued a letter to Paul D. Lockyer (the "Lockyer Letter") summarizing the terms of Mr. Lockyer's employment with the Bank. Pursuant to the terms of the Lockyer Letter, Mr. Lockyer was to serve as President and Chief Executive Officer of the Bank and Senior Vice President and Principal Financial Officer of the Company. Mr. Lockyer's base salary was set at $80,500 per year, subject to possible annual increases.
The Lockyer Letter confirms that Mr. Lockyer is entitled to certain stock options and that he is to be provided with a company vehicle. Mr. Lockyer may terminate his employment with the Bank upon 90 days advance notice. The Board of Directors of the Bank may terminate Mr. Lockyer's employment with the Bank with or without cause. However, if Mr. Lockyer is dismissed from his employment for reasons other than fraud or dishonesty, he is entitled to severance pay in an amount equal to six months of his then current base salary. On July 2, 1996, the term of the Lockyer Letter was extended to July 2, 1998. In addition, the Lockyer Letter was modified to provide severance pay in an amount equal to twelve months of his then current base salary if Mr. Lockyer is dismissed for reasons other than fraud or dishonesty. On October 17, 1996, the Board terminated Mr. Lockyer's employment. Pursuant to the Lockyer Letter, the Bank paid Mr. Lockyer $145,000 to fulfill its obligations under the employment contract.

On February 20, 1997, the Bank and Michael D. Hodges entered into an employment agreement ("Hodges Agreement") summarizing the terms of Mr. Hodges' employment with the Bank. Pursuant to the Hodges Agreement, Mr. Hodges is to serve as President and Chief Executive Officer of the Bank. Mr. Hodges' base salary was set at $125,000 per year, subject to possible increases. The Hodges Agreement provides that Mr. Hodges is entitled to bonuses and other benefits including an automobile. The Bank may terminate Mr. Hodges' employment with the Bank with or without cause. However, if Mr. Hodges is dismissed from his employment for reasons other than for cause, the Bank shall for a period of one year following his termination continue to pay him his then current base salary. The initial term of the Hodges Agreement is through February 20, 1999, and thereafter, shall be annually renewed for successive one-year periods unless either party gives 90-days notice of non-renewal.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On April 1, 1997, GIFH had 1,005 shareholders of record.

The following table sets forth share ownership information as of April 1, 1997, with respect to any person known to GIFH to be a beneficial owner of more than 5% of GIFH's Common Stock, including Common Stock owned in the form of Units. The information as to beneficial ownership was furnished to GIFH by or on behalf of the persons named. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned. Percentage ownership is calculated based on 2,344,303 outstanding shares.

Security Ownership of Certain Beneficial Owners*

Name and Address                   Number of     Percent of
of Beneficial Owner                 Shares         Class

Leonard W. Golan (1)               188,034           8.0%
  21st Floor,
  Three First National Plaza
   Chicago, Illinois 60602

Gregory S. Junkin
Paul D. Lockyer,
Scott A. Junkin(2)
  P.O. Box 30297
  Sea Island, Georgia 31561        146,455           7.1%


* Information relating to beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act"). Under such rule, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or direct the voting of such security, or "investment power", which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1) Mr. Golan's beneficial ownership of the shares of Common Stock attributed to him stems from his having voting and investment power with respect to those shares in his capacity as Trustee of each of the Leonard W. Golan Insurance Trust dated January 23, 1968, the Carol P. Golan Insurance Trust dated November 7, 1977, and the Carol P. Golan QTIP Trust dated April 18, 1995. The number of shares beneficially owned by Mr. Golan includes the right to acquire 64,642 shares pursuant to Class A Warrants owned by Mr. Golan.

(2) Includes shares held by these individuals as a "group" as such term is used in Section 13(d)(3) of the Act and includes rights of the members of the group to acquire 13,916 shares pursuant to Class A Warrants and 2,958 shares pursuant to the exercise of vested options.

The following table sets forth share ownership information as of April 1, 1997, with respect to (i) each current director, nominee for director and named executive officer of GIFH who beneficially owns Common Stock, including Common Stock owned in the form of Units, and (ii) all current directors and named executive officers of GIFH as a group. The information as to beneficial ownership was furnished to GIFH by or on behalf of the persons named.
Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned. Percentage ownership is calculated based on 2,344,303 outstanding shares.

Security Ownership of Management*

Name and Address                     Number of
of Beneficial Owner                   Shares    Percent of Class

C. Ray Acosta (1)                     27,624              1.2%
 226 Medinah
 St. Simons Island, Georgia 31522

James M. Fiveash (2)                  41,250              1.8%
 605 King Cotton Row
 Brunswick, Georgia 31525

L. McRee Harden(3)                    19,385              0.8%
   P.O. Box 2369
   Darien, Georgia  31305

Michael D. Hodges(4)                  38,764              1.6%
   207 Dunbarton Drive
   St. Simons Island,
     Georgia 31522

Russell C. Jacobs, Jr.(5)             16,763              0.7%
   308 Oak Grove Island Drive
   Brunswick, Georgia  31525

Gregory S. Junkin(6)                 105,653              4.5%
   200 Plantation Chase
   St. Simons Island,
    Georgia  31522

C. Kermit Keenum(7)                   16,545              0.7%
   100 Old Mountain Road
   Powder Springs,
     Georgia  30073

Paul D. Lockyer(8)                    21,058              0.9%
   311 Dunbarton Drive
   St. Simons Island,
    Georgia  31522

Jimmy D. Veal(9)                      81,898              3.5%
   711 Beachview Drive
   Jekyll Island,
      Georgia  31527

J. Thomas Whelchel(10)                31,740              1.4%
   5 Glynn Avenue
   Brunswick, Georgia  31520

All directors and
   executive                         331,806             13.8%
   officers as a group
   (8 persons)(11)



* Information relating to beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Act. Under such rule, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or direct the voting of such security, or "investment power", which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1) Includes 1,187 shares owned by his wife, 125 shares as custodian for his daughter, Michelle L. Acosta, and 125 shares as custodian for his son, Charles Jacob Acosta.

(2) Includes 5,000 shares owned as custodian for four minor greatnephews and greatnieces under the Uniform Gifts to Minors Act.

(3) Includes 1,250 shares owned by his wife for which he disclaims beneficial ownership. Also includes the right to acquire 1,385 shares pursuant to vested options.

(4) Includes the right to acquire 30,124 shares pursuant to vested options.

(5) Includes the right to acquire 1,263 shares pursuant to vested options.

(6) Includes the right to acquire 4,044 shares pursuant to Class A Warrants, and 1,500 shares pursuant to vested options.

(7) Includes the right to acquire 1,045 shares pursuant to vested options.

(8) Includes the right to acquire 1,458 shares pursuant to vested options.

(9)   Includes 9,125 shares owned as custodian for his son, Daniel
      D. Veal, 9,125 shares owned as custodian for his son, Zachary T. Veal, both under the Uniform Gifts to Minors Act, and 1,958 shares pursuant to vested options.

(10) Includes 25 shares owned by Mr Whelchel's daughter for which he disclaims beneficial ownership, and 1,390 shares pursuant to vested options.

(11) Includes current directors and named executive officers only.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 1996, the bank loaned funds to certain of GIFH's executive officers and directors or to businesses in which such persons had an interest. All such loans were: (a) in the ordinary course of business, (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.

On February 19, 1996, GIFH acquired Unit Number 200 of Plantation Chase Condominium, a two-story, free standing, brick building containing approximately 5,200 square feet of space (the "Building"), from 200 Plantation Chase Company, a Georgia general partnership in which Gregory S. Junkin, Chairman of the Board and Chief Executive Officer of GIFH, was a 33 percent partner, for a purchase price of $350,000 (the "Purchase Transaction"). In accordance with the terms of Section 14-2-862 of the Georgia Business Corporation Code (O.C.G.A. Section 14-2-862), relating to conflict of interest transactions, GIFH received authorization to engage in the Purchase Transaction by the unanimous vote of all of the uninterested directors of GIFH at a meeting of the Board of Directors on September 16, 1995. Board approval of the Purchase Transaction was contingent upon GIFH obtaining an appraisal of the Building from an independent certified appraiser in the amount of at least $350,000. Prior to the closing of the Purchase Transaction, GIFH received a written appraisal indicating that the market value of the Building as of December 10, 1995 was $355,000.

DESCRIPTION OF SECURITIES

Common Stock

GIFH is authorized to issue up to 50,000,000 shares of Common Stock, no par value, of which 2,344,303 shares are currently outstanding, and of which 889,909 shares are being offered under this Prospectus. The holders of Common Stock have the following rights: (i) the right to share ratably in the distribution of dividends, as and when declared by the Board of Directors out of funds legally available therefor; (ii) the right to cast one vote per share on all matters voted on by shareholders generally, including the election of directors and approval of mergers; and
(iii) in the event of liquidation, dissolution or winding up of GIFH, the right to share ratably in all assets remaining after payment of liabilities. The shares of Common Stock are not convertible or redeemable and do not carry any cumulative voting rights (thus shareholders holding more than 50% of the outstanding shares are able to elect all members of the Board of Directors). The currently outstanding shares of Common Stock are, and the shares of Common Stock to be issued hereunder will be, upon issuance by GIFH against receipt of the purchase price therefor, fully paid and nonassessable by GIFH.

Reference is made to GIFH's articles of incorporation and bylaws filed as exhibits to the Registration Statement, and to the Georgia Business Corporation Act, for more complete information concerning the rights, privileges and liabilities of the holders of GIFH's Common Stock.

Dividends

GIFH has not paid any dividends on its Common Stock, and it does not anticipate paying dividends on its Common Stock at any time in the near future. The Board of Directors has determined not to pay any dividends until all start-up losses of the Bank are recovered and a cumulative profit has been made and GIFH and the Bank are cumulatively profitable on a consolidated basis. Moreover, the Company has adopted a policy of not declaring or paying dividends without the prior consent of the Georgia Department and the Federal Reserve Bank of Atlanta.

GIFH's only sources of income are dividends and other payments received from its subsidiaries and investment income. Under the provisions of the Financial Institutions Code of Georgia, the Bank may declare cash dividends only if (i) the aggregate amount of dividends declared in the calendar year does not exceed 50% of the net profits after taxes but before dividends for the previous calendar year; (ii) total classified assets at the most recent examination do not exceed 80% of the equity capital as reflected at such examination; and (iii) the ratio of equity capital to adjusted total assets shall not be less than six percent.

Indemnification of Directors And Officers

GIFH's bylaws provide that it may indemnify any person who is a party to any litigation or proceeding by reason of the fact that he is or was a director, officer, employee or agent of GIFH, or served as such with another entity at the request of GIFH, against expenses actually and reasonably incurred in defending or settling such litigation, if such person is successful in such defense and except if such persons actions fail to meet certain qualifications. Under some circumstances GIFH may pay expenses in advance.

No indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of GIFH pursuant to the foregoing provisions, or otherwise. GIFH has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

GIFH has procured a directors and officers liability policy with a coverage limit of $3.5 million. Such a policy and the indemnification provisions help GIFH and its subsidiaries attract and retain qualified individuals to serve as officers and directors by limiting their personal exposure for such services.
The insurance policy also acts to limit GIFH's and its subsidiaries' exposure to liability for the indemnification offered to officers and directors.

Limitations on Director Liability

The articles of incorporation of GIFH and its subsidiaries limit certain liabilities of the directors of GIFH to GIFH or its shareholders. The articles do not eliminate the liability of a director for any appropriation, in violation of his duties, of any business opportunity of GIFH or the subsidiaries, acts or omissions not taken in good faith or which involved intentional misconduct or a knowing violation of law, the types of liabilities set forth in Official Code of Georgia Annotated Sections 14-2-832 (unlawful distributions), or any transaction from which the director derived an improper personal benefit.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for GIFH by Boone, Papadakis & Dinur.


EXPERTS

The financial statements of Golden Isles Financial Holdings, Inc. at December 31, 1995 and 1996, and for the years then ended, included herein and elsewhere in the registration statement have been included herein and in the Registration Statement in reliance upon the reports of Francis & Company, CPAs, and Mauldin & Jenkins, LLC, respectively, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

On December 8, 1996, the certifying accountant for the Company, Francis & Company, CPAs, of Marietta, Georgia, notified the Company that it did not wish to be engaged as the Company's certifying accountant for the year ended December 31, 1996. The report of Francis & Company accompanying the Company's financial statements as of and for the years ended December 31, 1995 and December 31, 1994, did not contain an adverse opinion, or a disclaimer of opinion, and was not modified with respect to any uncertainty, audit scope or accounting principles.

On December 9, 1996, the Company engaged Mauldin & Jenkins, LLC of Albany, Georgia as its new certifying accountant. The Company did not consult with Mauldin & Jenkins, LLC regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company's financial statements.

The decision of the Company to engage new certifying accountants was approved by its Board of Directors. There were, during the two most recent fiscal years of the Company and for the period of January 1, 1996 through December 8, 1996, no disagreements, whether resolved or unresolved, with Francis & Company with regard to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to its satisfaction would have caused Francis & Company to make reference to the subject matter of the disagreement(s) in connection with its report.

ADDITIONAL INFORMATION

GIFH has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement and amendments thereto under the Securities Act with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as amended. For further information with respect to GIFH and the shares, reference is hereby made to the Registration Statement and the exhibits thereto. The Registration Statement may be inspected by anyone without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C., and copies of all or any part of the Registration Statement may be obtained upon payment of the prescribed fees, from the SEC's principal office in Washington, D.C.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

This section contains the following items:

Independent Auditors' Reports

   Consolidated Balance Sheets at December 31, 1996 and 1995

   Consolidated Statements of Income for the years ended
        December 31, 1996 and 1995

   Consolidated Statement of Changes in Stockholders' Equity for the years ended December 31, 1996 and 1995

   Consolidated Statements of Cash Flows for the years ended
        December 31, 1996 and 1995

   Notes to Consolidated Financial Statements

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 1996

TABLE OF CONTENTS

                                              Page

INDEPENDENT AUDITOR'S REPORTS
FINANCIAL STATEMENTS

  Consolidated Balance Sheets                  77
  Consolidated Statements of Operations        79
  Consolidated Statements of
    Stockholders' Equity                       81
  Consolidated Statements of Cash Flow         83
  Notes to Consolidated Financial
    Statements                                 86

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Golden Isles Financial Holdings, Inc.
  and Subsidiaries
St. Simons Island, Georgia


We have audited the accompanying consolidated balance sheet of Golden Isles Financial Holdings, Inc. and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Golden Isles Financial Holdings, Inc. and subsidiaries for the year ended December 31, 1995 were audited by other auditors whose report, dated February 23, 1996, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Golden Isles Financial Holdings, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

/S/ MAULDIN & JENKINS, LLC

Albany, Georgia
February 21, 1997

Independent Auditors' Report


Board of Directors
Golden Isles Financial Holdings, Inc.
St. Simons Island, Georgia 31522

We have audited the accompanying consolidated balance sheets of Golden Isles Financial Holdings, Inc. and subsidiaries (collectively,"GIFH") as of December 31, 1995, and the related consolidated statement of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of GIFH's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GIFH at December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

/S/ Francis & Co., CPAs

Atlanta, Georgia
February 23, 1996

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995

                                         1996          1995

Assets

Cash and due from banks             $ 3,388,766  $ 3,518,530
Interest-bearing deposits
 in banks                               862,070       48,698
Federal funds sold                    8,640,000    5,010,000
Securities available for sale,
  at fair value (Note 2)              8,025,653    6,026,686
Securities held to maturity,
  at cost(fair value
  $2,031,272 and $2,255,620)
  (Note 2)                            2,053,844    2,273,605

Loans held for sale                   6,323,719    7,842,230

Loans (Note 3)                       77,969,491   57,065,385
Less allowance for loan losses        1,445,365

                Loans, net           76,524,126   56,347,328

Premises and equipment, net
 (Note 4)                             4,135,683    3,359,481
Other assets                          2,693,703    2,136,532

    Total assets                   $112,647,564 $ 86,563,090


Liabilities and Stockholders' Equity

Deposits
    Noninterest-bearing demand     $  7,153,576 $  7,366,505
    Interest-bearing demand          12,812,026   12,378,828
    Savings                           1,261,175      883,626
    Time, $100,000 and over          13,608,161   10,454,220
    Other time                       47,973,230   36,945,063

                 Total deposits      82,808,168   68,028,242
    Notes payable (Note 6)           14,135,473    2,849,683
    Federal Home Loan Bank
       borrowings (Note 7)            4,444,643    4,185,214
    Other liabilities                 1,510,105      699,161

              Total liabilities     102,898,389   75,762,300



See Notes to Consolidated Financial Statements.

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)
YEARS ENDED DECEMBER 31, 1996 AND 1995

Commitments and contingent liabilities (Note 10)

Stockholders' equity
  Common stock, no par value;
     50.0 million shares authorized;
     2,344,303 and 2,336,982 shares
     issued and outstanding           $  1,094,338    $ 1,094,338
  Capital surplus                        9,972,568      9,849,147
  Retained deficit                      (1,348,848)     (140,182)
  Unrealized gains (losses) on
     securities available for sale,
     net of taxes                           31,117        (2,513)

        Total stockholders' equity       9,749,175    10,800,790

        Total liabilities and
           stockholders' equity       $112,647,564   $86,563,090




See Notes to Consolidated Financial Statements.

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996 AND 1995

                                           1996        1995

Interest income
   Interest and fees on loans        $  8,642,292 $ 6,331,387
   Interest on taxable securities         514,438     554,782
   Interest on nontaxable securities        1,007      12,081
   Interest on deposits in other banks      6,355       4,385
   Interest on Federal funds sold         102,863     115,145

       Total interest income            9,266,955   7,017,780

Interest expense
   Interest on deposits                 3,535,961   2,713,941
   Interest on other borrowings           903,634     466,816

       Total interest expense           4,439,595   3,180,757

       Net interest income              4,827,360   3,837,023
Provision for loan losses (Note 3)        975,085     382,257

       Net interest income after
          provision for loan losses     3,852,275   3,454,766


Other income
   Income from origination and sale
     of mortgage loans, less related
     expenses                             905,956     311,970
   Service charges on deposit accounts    437,732     378,930
   Insurance commissions                  198,566      81,682
   Net realized loss on sales of
     securities                            (4,573)     (2,932)
   Other                                  200,597      27,149

          Total other income            1,738,278     796,799



See Notes to Consolidated Financial Statements.

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996 AND 1995

Other expense
  Salaries and employee benefits    $4,088,265     $2,190,291
  Equipment expense                    508,881        324,102
  Occupancy expense                    453,585        256,894
  Advertising and business
     development                       331,161        198,601
  Legal and professional               318,062        217,263
  Supplies and printing                271,095        162,764
  Telephone                            165,383         77,024
  Postage and courier                  132,171         82,356
  Loss on write-down of furniture
   and fixtures                        145,769           -
  Loss on abandonment of lease         148,316           -
  Other operating expenses             674,564        716,645

      Total other expense           $7,237,252     $4,225,940


      Income (loss) before
        income tax (benefit)        (1,646,699)        25,625

Applicable income tax (benefit)
  (Note 9)                            (438,033)        12,728

      Net income (loss)            $(1,208,666)    $   12,897

Per share of common stock
      Net income (loss)            $     (0.52)    $     0.01



See Notes to Consolidated Financial Statements.


GOLDEN ISLES FINANCIAL HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                       Unrealized
                                                         Gains
                                                        (Losses)
                                                      on Securities
                                                        Available    Total
                  Common Stock      Capital   Retained   for sale  Stockholders'
              Shares    Par Value   Surplus   Deficit  Net of Taxes  Equity

Balance, December 31,
     1994    1,377,182 $1,094,338 $4,353,632 $(153,079) $(109,520) $ 5,185,371
 Net income      -          -         -         12,897      -           12,897
 Proceeds from sale
   of stock, net of
   stock offering
   expense     897,230      -      5,456,457      -         -        5,456,457
 Issuance of
 restricted
 stock          62,570      -         -           -         -            -
 Vesting of restricted
   stock        -           -         39,058      -         -           39,058
 Net change in unrealized gains
   (losses) on securities
   available for sale,
   net of
   taxes        -           -         -           -      107,007       107,007



Balance, December 31,
1995        2,336,982  1,094,338  9,849,147  (140,182)    (2,513)   10,800,790
 Net loss       -          -          -    (1,208,666)       -      (1,208,666)
 Proceeds from exercise
 of stock
 warrants       7,321      -         53,077       -          -          53,077
 Vesting of restricted
   stock        -          -         70,344       -          -          70,344
 Net change in unrealized gains
   (losses) on securities
   available for sale,
   net of
   taxes        -          -          -           -       33,630        33,630



Balance, December 31,
   1996     2,344,303 $1,094,338 $9,972,568 $(1,348,848) $31,117    $ 9,749,175






See Notes to Consolidated Financial Statements.

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996 AND 1995

                                              1996         1995
OPERATING ACTIVITIES
  Net income (loss)                      $ (1,208,666) $   12,897

 Adjustments to reconcile net income
   (loss) to net cash provided by
    operating activities:
   Depreciation                               367,966     165,593
      Amortization                             26,677       3,911
      Provision for loan losses               975,085     382,257
   (Increase) decrease in loans
      held for sale, net                    1,518,511  (7,842,230)
   Loss on write-down of furniture
      and fixtures                            145,769        -
   Loss on abandonment of lease               148,316        -
   Net realized loss on securities
      transactions                              4,573       2,932
   Increase in other assets                  (358,911)   (515,576)
   Increase in other liabilities              662,628      95,119

         Total adjustments                  3,490,614  (7,707,994)


         Net cash provided by
            operating activities            2,281,948  (7,695,097)

INVESTING ACTIVITIES
  Increase in interest-bearing
     deposits in bank                        (813,372)    (48,698)
  Increase in Federal funds sold           (3,630,000) (5,010,000)
  Available for sale securities:
     Proceeds from sales and calls          1,000,000   1,576,061
     Proceeds from maturities and
        paydowns                            2,091,676   1,016,450
     Purchases                             (5,044,262) (1,735,175)
  Held to maturity securities:
     Proceeds from maturities and
        paydowns                              219,761   2,162,710
     Purchases                                   -       (256,114)
     Increase in loans, net               (21,078,327)(11,499,228)
     Purchase of premises and
        equipment                          (1,246,452) (2,358,119)
     Purchase of land held for
        investment                           (301,502)       -
     Purchase of Federal Home Loan
        Bank stock                            (57,800)   (447,200)

          Net cash used in
            investing activities          (28,860,278) (6,599,313)




See Notes to Consolidated Financial Statements

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996 AND 1995

FINANCING ACTIVITIES
   Net increase in deposits         $14,779,926     $17,939,562
   Proceeds from issuance of
     common stock                        -            5,456,457
   Vesting of restricted stock           70,344          39,058
   Proceeds from exercise of stock
     warrants                            53,077           -
   Decrease in federal funds
     purchased                           -           (1,130,000)
   Increase in Federal Home Loan Bank
     borrowings                          259,429      4,185,214
  Net increase (decrease) in notes
     payable                          11,285,790       (500,317)

  Net cash provided by financing
    activities                        26,448,566     25,989,974


Net increase (decrease) in cash and due
  from banks                          $ (129,764)    $1,695,564

Cash and due from banks at beginning
  of year                              3,518,530      1,822,966

Cash and due from banks at end
  of year                             $3,388,766     $3,518,530


SUPPLEMENTAL DISCLOSURES
    Cash paid for (received from):
      Interest                        $4,897,812     $2,563,574
      Income taxes                    $ (242,332)    $  290,666

NONCASH TRANSACTIONS
    Net change in unrealized losses
      on securities available for
      sale                            $  (50,954)    $ (171,059)

    Net transfer of property from
      premises and equipment to
      other assets                    $  102,284     $    -

See Notes to Consolidated Financial Statements.

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Golden Isles Financial Holdings, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiaries, The First Bank of Brunswick (the "Bank"), First Credit Service Corporation ("FCC") and First Bank Mortgage Corporation ("FBMC"). The Bank is a commercial bank located in Brunswick, Glynn County, Georgia with one branch located on St. Simons Island, Georgia. The Bank provides a full range of banking services in its primary market area of Glynn County and the surrounding southeastern portion of the State of Georgia. FCC is a finance company with operations in Brunswick, Savannah, Kingsland, Martinez and Waycross, Georgia. FBMC engages in the origination, purchase and sale of mortgage loans through offices in several states in the southeastern United States.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

Reclassification of Certain Items

Certain items in the consolidated financial statements as of and for the year ended December 31, 1995 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December
31, 1996.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (Continued)

Cash and Due from Banks

Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

Securities

Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as securities held to maturity and reported at amortized cost. All other debt securities are classified as securities available for sale and carried at fair value with net unrealized gains and losses included in stockholders' equity net of tax.

Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

Loans Held for Sale

Loans held for sale include primarily mortgage loans and are carried at the lower of aggregate cost or fair value. The Company purchases and sells real estate mortgage loans in the secondary market. Loans originated pending sale are classified as loans held for sale. All loans are sold subject to a recourse provision relating only to documentation deficiencies. Gains and losses resulting from sales of mortgage loans are recognized in the period the sale occurs, as the recourse provisions do not significantly affect the earning process.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans

Loans are carried at their principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on most loans is credited to income based on the principal amount outstanding. Interest on some consumer finance loans is credited to income based on the sum-of-the-months-digits method, the results of which are not materially different from generally accepted accounting principles.

Loan origination fees and certain direct costs of loans are recognized at the time the loan is recorded. Because net origination loan fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (Continued)

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other income or expenses.

Income Taxes

Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

The Company files a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (Continued)

Earnings Per Common Share

Earnings per common share are computed by dividing net income by the weighted average number of shares of common stock. Common stock equivalents in the form of stock options and stock warrants were not included in the determination of the weighted average number of shares outstanding because the exercise of the options and warrants would not have a dilutive effect on income per share.


NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:
                                     Gross      Gross
                      Amortized   Unrealized  Unrealized     Fair
                        Cost         Gains     Losses        Value

Securities Available for Sale
 December 31, 1996:
 U.S. Government and
  agency securities  $7,271,589   $ 45,984    $ (1,290)   $7,316,283
 Mortgage-backed
   securities           706,918      5,532      (3,080)      709,370

                     $7,978,507   $ 51,516    $ (4,370)   $8,025,653


December 31, 1995:
 U.S. Government and
  agency securities  $4,947,629   $ 16,749    $ (6,327)   $4,958,051
 State and municipal
   securities           225,306       -            (81)      225,225
 Mortgage-backed
   securities           857,559       -        (14,149)      843,410


                     $6,030,494   $ 16,749    $(20,557)   $6,026,686

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    Gross       Gross
                       Amortized  Unrealized  Unrealized     Fair
                         Cost       Gains       Losses       Value

 Securities Held to Maturity
   December 31, 1996:
     U.S. Government
       and agency
       securities     $  250,000   $   -      $ (4,375)    $ 245,625
     Mortgage-backed
       securities      1,803,844       -       (18,197)    1,785,647


                      $2,053,844   $   -      $(22,572)   $2,031,272


   December 31, 1995:
     U.S. Government
       and agency
       securities     $  250,000   $ 7,675    $    -      $  257,675
     Mortgage-backed
       securities      2,023,605      -        (25,660)    1,997,945


                      $2,273,605   $ 7,675    $(25,660)   $2,255,620




The amortized cost and fair value of securities as of December 31, 1996 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                     Securities Available          Securities Held
                           for Sale                  to Maturity
                   Amortized        Fair      Amortized         Fair
                      Cost         Value        Cost            Value

 Due in one year
   or less       $  500,000    $  499,375  $      -         $   -
 Due from one
   year to
   five years     5,771,589     5,806,908         -             -
 Due from five
   to ten years   1,000,000     1,010,000      250,000         245,625
 Due after ten
   years              -             -             -             -
 Mortgage-backed
   securities       706,918       709,370    1,803,844       1,785,647

                 $7,978,507    $8,025,653   $2,053,844      $2,031,272




Securities with a carrying value of $637,540 and $1,793,948 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.

Gross losses recognized on sales of securities available for sale were $4,573 and $2,932 for the years ended December 31, 1996 and 1995, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of loans is summarized as follows:

                                        December 31,

                                     1996          1995
Commercial, financial,
 and agricultural               $26,979,410    $18,501,460
Real estate-construction          9,295,969      4,718,003
Real estate - mortgage           32,735,336     28,031,580
Consumer installment              9,065,266      5,984,667
Other                               644,999        141,776

                                 78,720,980     57,377,486
Unearned income                   (751,489)       (312,101)
Allowance for loan losses       (1,445,365)       (718,057)

Loans, net                     $76,524,126     $56,347,328



Changes in the allowance for loan losses for the years ended
   December 31 were as follows:

                                    1996           1995

Balance, beginning of year      $  718,057    $    656,231
  Provision for loan losses        975,085         382,257
  Loans charged off               (271,009)       (338,681)
  Recoveries of loans
    previously charged off          23,232          18,250

Balance, end of year            $1,445,365    $    718,057



The Bank had no loans which it considered to be impaired other than the loans on which the accrual of interest had been discontinued. The total recorded investment in impaired loans was $468,174 and $410,912 at December 31, 1996 and 1995,
respectively. These loans had related allowances for loan losses of approximately $210,000 and $110,000 at December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans for 1996 and 1995 was $413,355 and $118,959, respectively. There was no significant amount of interest income recognized on impaired loans in 1996 or 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Bank has granted loans to certain directors, executive officers, and related entities of the Company and the Bank. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1996 are as follows:



 Balance, beginning of year             $   2,373,753
   Advances                                 1,152,155
   Repayments                                (797,277)

 Balance, end of year                   $   2,728,631


NOTE 4.  PPREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                         December 31,
                                     1996           1995

Land                               $514,235    $   514,235
Buildings and improvements        2,520,066      2,024,055
Furniture and equipment           1,900,711      1,257,666
                                  4,935,012      3,795,954
Accumulated depreciation            799,329        436,473

                                $ 4,135,683    $ 3,359,481



NOTE 5.  BROKERED DEPOSITS

Brokered deposits of $2,475,985 and $1,373,447 are included in time deposits at December 31, 1996 and 1995, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.   NOTES PAYABLE

Notes payable at December 31, 1996 and 1995, consisted of the following:
                                          1996          1995
Southeastern Bank, Darien, Georgia;
  $4,500,000  line of credit renewed
  through March 27, 1997, interest
  payable monthly at prime plus 1%
  (9.25%), secured by all the shares
  of common stock of the Bank.        $ 3,500,000     $ 100,000

NationsBank, N.A.; note payable
  dated February 19, 1996 for
  $280,000, due in 120 monthly
  installments of $3,397, at 8.0%
  fixed rate, secured by a deed on
  the Company's office building.          266,478         -

CoreStates Bank, N.A.; $10,000,000
  line of credit dated April 30, 1996,
  interest payable monthly at prime
  plus 1/2% (8.75%), secured by qualified
  loans receivable of FCC and guaranty
  of the Company.                       5,350,907         -

BankAmerica Business Credit, Inc.;
  $8,500,000 line of credit terminated
  in 1996, interest payable monthly at
  a floating rate, secured by qualified
  loans receivable of FCC and
  guaranty of the Company.                   -         2,708,036

Bank United of Texas; $30,000,000 line
  of credit dated May 31, 1996 and
  subsequently reduced to $10,000,000,
  interest payable monthly at a floating
  rate of LIBOR plus 2.375% (7.995%),
  secured by qualified mortgage loans
  held for sale by FBMC.                4,984,465         -

Wachovia Bank, N.A.; notes payable
  dated August 21, 1995 for $43,486,
  due in 60 monthly installments of
  $915, at 9.25% fixed rate, secured
  by two automobiles owned by FBMC.        33,623        41,647

                                      $14,135,473    $2,849,683

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1996, the Company was in technical violation of certain net worth covenants with Bank United of Texas and CoreStates Bank, N.A. Bank United of Texas has not waived compliance with the violation but has not declared a default under the loan agreements. The outstanding balance on this line at February 21, 1997 was $2,722,113. CoreStates Bank, N.A. has waived compliance with their violation through March 31, 1997.

The projected five year maturity of notes payable at December
31, 1996 follows:

    Year Ending December 31            Amount

          1997                      $13,863,858
          1998                           30,960
          1999                           33,650
          2000                           32,696
          2001                           28,014
         Later                          146,295

                                    $14,135,473



NOTE 7.   FEDERAL HOME LOAN BANK BORROWINGS

During 1996 and 1995, the Bank obtained funding for mortgage loans from the Federal Home Loan Bank of Atlanta. Advances made during 1996 and 1995 had a weighted average interest rate of 6.68% and 6.35%, respectively. The Bank's advances from the Federal Home Loan Bank are collateralized by a blanket floating lien on qualifying first mortgage loans and pledging of the Bank's stock in the Federal Home Loan Bank of Atlanta. A summary of the Bank's FHLB borrowings for the years ended December 31, 1996 and 1995 follows:

                                             December 31,
                                        1996              1995

Balance, beginning of year          $ 4,185,214     $      -
  Advances                           15,016,600        4,245,000
  Repayments                        (14,757,171)         (59,786)

Balance, end of year                $ 4,444,643     $  4,185,214


Advances at December 31, 1996 have maturities in future years as follows:

         Year Ending December 31      Amount

              1997                 $1,897,271
              1998                   597,271
              1999                   597,271
              2000                   589,271
              2001                   473,271
              Later                  290,288

                                  $4,444,643

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.   EMPLOYEE BENEFIT PLAN

Effective January 1, 1996, the Company provided a 401(k) plan for qualified employees to defer up to 10% of their salary with 100% matching contributions from the Company up to 6% of their salary. Contributions and administrative expenses charged to expense during 1996 amounted to $161,763.

NOTE 9. INCOME TAXES

The provision for income tax (benefit) consists of the
following:
                                          December 31,
                                       1996         1995

Current                          $  (215,074)     $  8,152
Deferred                            (222,959)        4,576

Provision for income tax
(benefit)                        $  (438,033)     $ 12,728



The Company's provision for income tax (benefit) differs from the amounts computed by applying the Federal income tax statutory rates to income (loss) before income tax (benefit).
A reconciliation of the differences is as follows:

                                      December 31,
                               1996                 1995
                          Amount  Percent      Amount  Percent

Income tax (benefit) at
  statutory rate     $  (559,878)  (34%)   $    3,844   15%
  Valuation reserve       88,225     5            -      -
  Other items, net        33,620     2          8,884   35

Provision for income tax
  (benefit)          $  (438,033)  (27%)   $   12,728   50%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of deferred income taxes are as follows:

                                             December 31,
                                         1996           1995
Deferred tax assets:
  Loan loss reserves                $  445,750       $ 197,009
  Restricted stock                      23,916            -
  Non accrual loan interest             14,081            -
  Write-down on loans held for sale     92,223            -
  Unrealized loss on securities
     available for sale                   -              1,295

                                       575,970         198,304


Valuation allowance                   (259,725)       (171,500)

Deferred tax liabilities:
  Depreciation                          78,654          13,550
  Unrealized gain on securities
     available for sale                 16,030            -
  Other                                  2,673            -

                                        97,357          13,550

Net deferred tax assets              $ 218,888        $ 13,254


At December 31, 1996, the Company has a net operating loss carryforward of approximately $60,000 for Federal income tax purposes. This carryforward expires in 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Bank has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Bank's commitments is as follows:

                                              December 31,
                                        1996               1995

Commitments to extend credit      $  12,475,665      $  10,299,000
Standby letters of credit               735,200            503,950

                                  $ 13,210,865       $  10,802,950



Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, crops, marketable securities, accounts receivable, inventory, equipment, and personal property.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

The Company has entered into several operating lease agreements. The approximate future minimum lease payments under the lease terms at December 31, 1996, are as follows:

        Year Ending December 31,         Amount

                  1997                 $ 119,112
                  1998                    91,314
                  1999                    58,370
                  2000                    47,870
                  2001                    27,740

                                       $ 344,406

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in and around Glynn County, Georgia. Through FCC, the Company offers consumer credit to
customers throughout.   The ability of the majority of the
Company's customers to honor their contractual loan obligations is dependent on the economy in the Glynn County area.
Fifty three percent (53%) of the Company's loan portfolio is concentrated in real estate loans, of which 12% consists of construction loans. A substantial portion of these loans are secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately
$1,500,000.

The Company had a concentration of funds with one correspondent bank at December 31, 1996 as follows:

            Cash and due from bank      $  1,837,759
            Federal funds sold             2,529,000

                                        $  4,366,759

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. RESTRICTED STOCK, STOCK OPTIONS AND STOCK WARRANTS

Restricted Stock

In August 1994, the Company granted 9,260 shares of restricted stock to four key employees. Of the above shares, 7,000 will vest in August 1997, and the remaining 2,260 shares will vest in August 1999. The cost of the restricted stock is being amortized over the vesting periods. In July 1995, the Company granted 62,570 shares of restricted stock to eight directors. All of these shares will be fully vested by the end of the seventh year from the date of the grant. For the years ended December 31, 1996 and 1995, $70,344 and $39,058, respectively, was amortized as restricted stock and the same amount was credited to paid-in capital.

Stock Options

The shareholders approved the 1991 Incentive Stock Option Plan ("Plan A") and the 1991 Nonstatutory Stock Option Plan ("Plan B"), under which a total of 125,000 shares of common stock were reserved for grants under the two plans. The option price for shares granted under Plan A were at least equal to the fair value of such shares on the date granted unless the optionee was a restricted shareholder, in which case the options price was at least equal to 110% of the fair value of the shares on the date granted. The option price for shares of common stock to be issued under Plan B was determined by the Board, but under no circumstances could the option price be less than the fair value of the shares on the date granted.

In 1995, Plan A and Plan B were discontinued and replaced by the 1995 Stock Option Plan. Options granted under the two prior plans at the date of replacement by the 1995 Stock Option Plan remained outstanding and can be exercised during the terms of the option agreements unless such options are forfeited by the optionee. A summary of the options outstanding under Plan A and Plan B as of December 31, 1996 follows:

                                      Plan A        Plan B

Options outstanding at beginning
  of year                             53,759         7,406
Options forfeited during the year    (26,504)       (2,027)

Options outstanding at end of year    27,255         5,379


Shares available for grant             None          None

Option price per share range       $4.00-$6.25    $4.80-$6.25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.  RESTRICTED STOCK, STOCK OPTIONS AND STOCK WARRANTS
          (Continued)

In July 1995, the shareholders approved the 1995 Stock Option Plan (the "1995 Plan") which replaced Plan A and Plan B. Options are one of two types: (i) those which qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options") or (ii) those which do not so qualify ("Nonqualified Options"). The 1995 Plan provides that not more than 250,000 shares in the aggregate be issued for Incentive Stock Options and Nonqualified Options. The exercise price of an Incentive Stock Option shall not be less than the fair value at the date of grant. The fair value shall be determined from the trading price on a national securities exchange, NASDAQ, or over-the-counter markets, if so traded. If not so traded, the Board will determine the fair value based upon recent sales reported to the Company. The exercise price of a Nonqualified Option shall be determined by the Board on the date granted. A summary of activity in the 1995 Plan for the years ended December 31, 1996 and 1995 follows:

                                        1996       1995

Shares reserved                       250,000    250,000


Shares under option,
  beginning of year                    66,663       -
Options granted                        62,526     79,163
Options forfeited                     (59,068)   (12,500)

Shares under option, end of year       70,121     66,663

Shares available for grant            179,879    183,337


Option price per share range     $6.00 - $6.50  $6.00 - $6.50


As permitted by SFAS No. 123 ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, ("Accounting for Stock Issued to Employees"). The Company recognized no compensation cost for stock-based employee awards for the year ended December 31, 1996. If the Company had recognized compensation cost in accordance with SFAS No. 123, there would have been no negative effect on net income and earnings per share.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.  RESTRICTED STOCK, STOCK OPTIONS AND STOCK WARRANTS
          (Continued)

Warrants to Purchase Common Stock

In 1994, the Company initiated a public secondary stock offering to sell 1,538,462 Units at a price of $6.50 per Unit. Each Unit consisted of one share of common stock and one Class A Warrant to purchase common stock. Each of the Class A Warrants expires in three years and entitles the holder to purchase an additional share of common stock at a price of $7.25 in year one, $8.25 in year two and $9.50 in year three. The public offering was closed in 1995 following the sale of 897,230 Units. After deducting related stock offering and issue expense, net proceeds of $5,456,457 were credited to paid-in capital. During 1996, warrants to purchase 7,321 shares of common stock were exercised at a price of $7.25 per share. Proceeds of $53,077 were credited to paid-in capital. As of December 31, 1996, warrants were outstanding to purchase an additional 889,909 shares of common stock.

NOTE 13.  REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. Under terms of a resolution adopted by the Company's Board of Directors in December 1996, the Board of Directors of the Company and of the Bank will not declare or pay any cash or property dividend or any other form of capital distribution without the prior written consent of the supervisory authorities. The resolution adopted by the Board contained other undertakings and covenants, including the following:

(a) The Company will not incur any additional debt after adoption of the resolution without prior notification to the supervisory authorities;

(b) The Company will not reduce its capital by purchasing or redeeming treasury stock without prior notification to the supervisory authorities;

(c) The Board will develop a strategic business plan for the Company and each subsidiary covering a three to five year period which will provide for maintenance of adequate liquidity, adequate capital and adequate reserves for loan losses for the Bank and the Company consolidated entity.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1996, the Company and the Bank meet all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company and Bank's actual capital amounts and ratios are presented in the following table.


                                                               To Be Well
                                          For Capital      Capitalized Under
                                           Adequacy        Prompt Corrective
                           Actual          Purposes        Action Provisions
                      Amount     Ratio     Amount   Ratio     Amount    Ratio

As of December 31, 1996
  Total Capital
     (to Risk Weighted Assets):
     Consolidated   $10,669,000  12.6%   $6,780,000  8.0%   $8,474,000  10.0%
     Bank           $ 7,286,000  10.4%   $5,601,000  8.0%   $7,001,000  10.0%
  Tier I Capital
     (to Risk Weighted Assets):
     Consolidated   $ 9,604,000  11.3%   $3,390,000  4.0%    5,085,000   6.0%
     Bank           $ 6,407,000   9.2%   $2,800,000  4.0%    4,201,000   6.0%
  Tier I Capital
     (to Average Assets):
     Consolidated   $ 9,604,000   9.4%   $4,103,000  4.0%    5,129,000   5.0%
     Bank           $ 6,407,000   7.4%   $3,469,000  4.0%    4,337,000   5.0%



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.    RESTRUCTURING OF MORTGAGE BANKING ACTIVITIES

As provided for in the resolution adopted by the Board of Directors in December 1996, the Company has developed a strategic plan which provides for the restructuring of its mortgage banking activities. The plan provides for the discontinuance of the mortgage company, FBMC, as a separate operating entity and the transfer of its operations and certain employees to the Bank. Upon implementation of the plan, the wholesale national B, C and D mortgage business will be discontinued and the Bank will focus on originating or brokering retail mortgages in the local and surrounding area. Limited wholesale mortgage activities will be conducted as market conditions warrant.


NOTE 15. SEGMENT REPORTING

The Company's operations include three primary business segments: banking, credit financing, and mortgage banking. The Company, through the Bank, provides traditional banking services including a full range of commercial and consumer banking services. Credit financing activities are provided primarily through FCC and include direct consumer loans and retail sale financing. Mortgage banking activities are provided primarily through FBMC and include the origination and purchase of residential mortgage loans for sale to various investors and other financial institutions.



For the Year
Ended
December 31, 1996
     Holding      Banking   Credit      Mortgage
     Company    Subsidiary Financing     Banking   Eliminations  Consolidated

Consolidated
Revenues from
 unaffiliated
 customers
$    10,811    8,165,365  $ 1,881,298  $  947,759   $     -       $11,005,233
Revenues from
affiliates
    232,084       48,698        1,119       3,508      (285,409)         -


Total
Revenues
$   242,895  $ 8,214,063  $ 1,882,417  $  951,267   $  (285,409)  $ 11,005,233

Income (loss) from
operations before
income tax
(benefit)

$  (876,311) $   902,771  $ (340,087) $(1,333,072)  $     -       $ (1,646,699)

Identifiable
assets at
December 31,
1996

$13,578,668  $95,981,034  $9,022,409  $ 8,278,016   $(14,212,563) $112,647,564

Depreciation and
amortization
expense
$    35,349  $   233,942  $   64,454  $    60,898                 $    394,643

Premises and
equipment
acquisitions
$   628,811  $   211,348  $  167,112  $    239,181                $  1,246,452


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and Due From Banks, Interest-Bearing Deposits with Banks and
Federal Funds Sold

The carrying amounts of cash and due from banks, interest-bearing deposits with banks, and Federal funds sold approximate their fair value.

Available For Sale and Held To Maturity Securities

Fair values for securities are based on quoted market prices.

Loans Held for Sale

Loans held for sale are carried at the lower of aggregate cost or fair value. The fair values of loans held for sale are based on management's assumptions with respect to current economic conditions and probable future economic events.

Loans

For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

Deposits

The carrying amounts of demand deposits and savings deposits approximate their fair values. Fair values for certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

Notes Payable

The fair values of the Company's notes payable are estimated using the discounted cash flow methods using current interest rates for notes of similar terms.

Federal Home Loan Bank Borrowings

The fair values of the Company's Federal Home Loan Bank (FHLB) borrowings are estimated using discounted cash flow methods based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Off-Balance-Sheet Instruments

Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair values of the Company's financial instruments were as follows:


                         December 31, 1996          December 31, 1995
                       Carrying        Fair        Carrying       Fair
                        Amount        Value         Amount        Value

Financial assets:
  Cash and due from banks,
     interest-bearing deposits
     with banks and Federal
     funds sold      $12,890,836   $12,890,836   $ 8,577,228    $ 8,577,228
  Securities available
     for sale          8,025,653     8,025,653     6,026,686      6,026,686
  Securities held to
     maturity          2,053,844     2,031,272     2,273,605      2,255,620
  Loans held for sale  6,323,719     6,323,719     7,842,230      7,842,230
  Loans               76,524,126    76,634,635    56,347,328     56,365,609


  Financial liabilities:

  Deposits            82,808,168    83,231,777    68,028,242     67,991,865
  Note payable        14,135,473    14,133,000     2,849,683      2,849,683
  FHLB borrowings      4,444,643     4,458,000     4,185,214      4,185,214


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17.  PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows for Golden Isles
Financial Holdings, Inc. as of and for the years ended December
31, 1996 and 1995:

CONDENSED BALANCE SHEETS
                                            1996         1995
Assets
  Cash                                 $    45,658  $   659,733
  Due from subsidiaries                  1,909,297    2,241,178
  Investment in subsidiaries            10,563,977    7,678,225
  Premises and equipment, net              615,267       24,565
  Other assets                             444,469      318,279

    Total assets                       $13,578,668  $10,921,980


  Liabilities and Stockholders Equity

  Liabilities
    Notes payable                      $ 3,766,478  $   100,000
    Other liabilities                       63,015       21,190

      Total liabilities                  3,829,493      121,190

  Stockholders' equity                   9,749,175   10,800,790

      Total liabilities and
        stockholders' equity           $13,578,668  $10,921,980

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF OPERATIONS
                                 1996         1995

Income
  Interest                  $   234,433  $   274,342
  Other                           8,462         -

    Total income                242,895      274,342

Expense
  Interest                      231,436      115,049
  General and
    administrative              887,770      592,754

    Total expense             1,119,206      707,803


    Loss before income tax
       benefits and equity
       in undistributed
       income (loss) of
       subsidiaries           (876,311)     (433,461)

Income tax benefits           (350,523)     (387,433)


  Loss before equity in
       undistributed
       income (loss)
       of subsidiaries        (525,788)      (46,028)

Equity in undistributed
  income(loss) of
  subsidiaries                (682,878)       58,925

    Net income (loss)      $(1,208,666)   $   12,897

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF CASH FLOWS

                                   1996          1995
OPERATING ACTIVITIES
  Net income (loss)            $(1,208,666)   $   12,897
  Adjustments to reconcile
     net income (loss) to net
     cash provided by (used in)
     operating activities:
     Depreciation                   35,349         3,192
  Undistributed (income)
     loss of subsidiaries          682,878       (58,925)
  Increase (decrease)in other
     prepaids, receivables,
    deferrals and accruals,
    net                            (84,365)       43,680

    Net cash provided by
     (used in)operating
     activities                   (574,804)          844

INVESTING ACTIVITIES
   Loans to sub-
    sidiaries                      331,881       870,687
   Investment in
    subsidiaries                (3,535,000)   (2,600,000)
   Purchase of property
    and equipment                 (626,051)      (19,548)

   Net cash used in
    investing
    activities                  (3,829,170)   (1,748,861)



FINANCING ACTIVITIES
   Net increase (decrease)
    in notes payable             3,666,478    (3,250,000)
   Proceeds from sale
    of units                         -         5,456,457
   Vesting of restricted
    stock                           70,344        39,058
   Proceeds from exercise
    of stock warrants               53,077         -

   Net cash provided by
    by financing
    activities                   3,789,899     2,245,515
   Net increase (decrease)
    in cash                       (614,075)      497,498

   Cash at beginning
    of year                        659,733       162,235


   Cash at end of year         $    45,658    $  659,733

[OUTSIDE BACK COVER PAGE]

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby. If given or made, such information and representations must not be relied upon as having been authorized by Golden Isles Financial Holdings, Inc. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Golden Isles Financial Holdings, Inc. since the date hereof.



TABLE OF CONTENTS
                                     Page

Prospectus Summary
Risk Factors
The Offering
Restrictions on Future Sale of Units
 and Shares
Use of Proceeds
Capitalization
GIFH and its Subsidiaries
Property
Legal Proceedings
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations
Statistical Information
Management
Supervision and Regulation of
 GIFH and its Subsidiaries
Executive Compensation
 Security Ownership of Certain
 Beneficial Owners and Management
Certain Relationships and Related
 Transactions
Description of Securities
Legal Matters
Experts
Changes in and Disagreements with
 Accountants on Accounting and
 Financial Disclosure
Additional Information
Financial Statements and
 Supplementary Data

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 26.  Recent Sales of Unregistered Securities.

In August 1994 GIFH granted 8,975 shares of restricted Common Stock to three directors of the Company and 285 shares to a then Senior Vice President of its subsidiary bank. In July 1995 GIFH granted 62,750 shares of restricted Common Stock to eight directors (part of which shares were granted to four of the directors in their capacity as officers). In both instances the shares were issued for past services without any prior obligation on the part of GIFH to do so, and no person paid any additional consideration for the shares. The forfeiture restrictions lapse as to the shares over a period of three to seven years from the dates of grant. The grants are intended to encourage continued association of these individuals with GIFH or its subsidiaries. If the grants constitute sales of the securities, then GIFH claims the shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. Such exemption was available due to the nature of the individuals' sophistication in business matters, relationship to the issuer and access to information about GIFH.

ITEM 27.  EXHIBITS

The following documents are filed as exhibits to this Registration Statement:

3.1 Restatement and Amendment of the Articles of Incorporation of GIFH, effective August 24, 1995 (incorporated by reference to Exhibit 3.(I) to GIFH's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995 (File Number 33-19735-A), filed with the Commission on November 13, 1995).

3.2   Bylaws of GIFH (incorporated by reference to Exhibit
      3.(ii) to GIFH's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995 (File No. 33-19735-A), filed with the Commission on November 13, 1995).

4.1   See Exhibits 3.1 and 3.2 for provisions in the Company's
      Articles of Incorporation and Bylaws defining the rights of holders of the Company's Common Stock.

4.2   Form of Class A Stock Purchase Warrants and Agreement with
      Holders of Class A Warrants.

5.1 Opinion of Boone, Papadakis & Dinur, as to the legality of the securities being registered.

10.1 The Golden Isles Financial Holdings, Inc. 1991 Incentive Stock Option Plan and The Golden Isles Financial Holdings, Inc. 1991 Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 10(a) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992).

10.2   Promissory note and stock pledge of the Company dated
       September 30, 1993 in favor of Southeastern Bank
       (incorporated by reference to Exhibit 10(b) to the Company's Annual Report on Form 10-KSB for the year ended
       December 31, 1993).

10.3 Employment agreement between the Bank and Paul D. Lockyer by letter dated June 5, 1992.

10.4 Loan and Security Agreement dated March 14, 1995, between BankAmerica Business Credit, Inc. and First Credit Service Corporation (incorporated by reference to Exhibit 10(b) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

10.5   HUD-1 Settlement Statement (incorporated by reference to
       Exhibit 10(c) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

10.6 AIA Document A101 Standard Form of Agreement Between Owner and Contractor between First National Bank of Brunswick and Newcastle Construction, Inc. (incorporated by reference to Exhibit 10(d) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

10.7   Stock Option Agreement dated February 22, 1994, between
       Golden Isles Financial Holdings, Inc. and Paul D. Lockyer
       (incorporated by reference to Exhibit 10(e) to the Company's Annual Report on Form 10-KSB for the year ended
       December 31, 1994).

10.8 Stock Option Agreement dated February 22, 1994, between Golden Isles Financial Holdings, Inc. and Michael D. Hodges (incorporated by reference to Exhibit 10(f) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

10.9   Stock Option Agreement dated January 28, 1993, between
       Golden Isles Financial Holdings, Inc. and Paul D. Lockyer
       (incorporated by reference to Exhibit 10(g) to the Company's Annual Report on Form 10-KSB for the year ended
       December 31, 1994).

10.10 Stock Option Agreement dated January 28, 1993, between Golden Isles Financial Holdings, Inc. and Michael D. Hodges (incorporated by reference to Exhibit 10(h) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

10.11 Employment Agreement between the Bank and Michael D. Hodges by letter dated June 5, 1992 (incorporated by reference to Exhibit 10(j) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

10.12  Golden Isles Financial Holdings, Inc. 1995 Stock Option
       Plan (incorporated by reference to Exhibit 10(i) to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995).

10.13 Form of Option Agreement, dated July 25, 1995, entered into between GIFH and each of Paul D. Lockyer and Michael
       D. Hodges (incorporated by reference to Exhibit 10(iii) to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995).

10.14 Form of Restricted Stock Grant Agreement, dated July 25, 1995, entered into between the Company and each of its directors and named executive officers (incorporated by reference to Exhibit 10(ii) to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30,
       1995).

10.15  Sales Contract dated November 29, 1995 between 200
       Plantation Chase Company, a Georgia general partnership, and the Registrant (incorporated by reference to Exhibit
       10(l) to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.16  Employment Agreement between the Bank and Michael D.
       Hodges dated February 20, 1997 (incorporated by reference to Exhibit 10(m) to the Registrant's Annual Report on Form
       10-KSB for the year ended December 31, 1996).

10.17  Loan Agreement dated March 29, 1997, between American
       Banking Company and Golden Isles Financial Holdings, Inc.
       (incorporated by reference to Exhibit 10(n) to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1996).

21.1 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996).

23.2   Consent of Francis & Co., CPAs*

23.3 Consent of Boone, Papadakis & Dinur (appears in its opinion filed as Exhibit 5.1).

23.4   Consent of Mauldin & Jenkins, LLC.*


* Filed with this amendment. All other exhibits have been previously filed.

EXHIBIT INDEX

Exhibit     Sequential Page No.

3.1 Restatement and Amendment of the Articles of Incorporation of GIFH, effective August 24, 1995 (incorporated by reference to Exhibit 3.(i) to GIFH's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995 (File Number 33-19735-A), filed with the Commission on November 13, 1995).

3.2    Bylaws of GIFH (incorporated by reference to Exhibit
       3.(ii) to GIFH's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995 (File No. 33-19735-A), filed with the Commission on November 13, 1995).

4.1    See Exhibits 3.1 and 3.2 for provisions in the Company's
       Articles of Incorporation and Bylaws defining the rights of holders of the Company's Common Stock.

4.2    Form of Class A Stock Purchase Warrants and Agreement with
       Holders of Class A Warrants.

5.1 Opinion of Boone, Papadakis & Dinur, as to the legality of the securities being registered.

10.1 The Golden Isles Financial Holdings, Inc. 1991 Incentive Stock Option Plan and The Golden Isles Financial Holdings, Inc. 1991 Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 10(a) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992).

10.2   Promissory note and stock pledge of the Company dated
       September 30, 1993 in favor of Southeastern Bank
       (incorporated by reference to Exhibit 10(b) to the Company's Annual Report on Form 10-KSB for the year ended
       December 31, 1993).

10.3 Employment agreement between the Bank and Paul D. Lockyer by letter dated June 5, 1992.

10.4 Loan and Security Agreement dated March 14, 1995, between BankAmerica Business Credit, Inc. and First Credit Service Corporation (incorporated by reference to Exhibit 10(b) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

10.5   HUD-1 Settlement Statement (incorporated by reference to
       Exhibit 10(c) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

10.6 AIA Document A101 Standard Form of Agreement Between Owner and Contractor between First National Bank of Brunswick and Newcastle Construction, Inc. (incorporated by reference to Exhibit 10(d) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

10.7   Stock Option Agreement dated February 22, 1994, between
       Golden Isles Financial Holdings, Inc. and Paul D. Lockyer
       (incorporated by reference to Exhibit 10(e) to the Company's Annual Report on Form 10-KSB for the year ended
       December 31, 1994).

10.8 Stock Option Agreement dated February 22, 1994, between Golden Isles Financial Holdings, Inc. and Michael D. Hodges (incorporated by reference to Exhibit 10(f) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

10.9   Stock Option Agreement dated January 28, 1993, between
       Golden Isles Financial Holdings, Inc. and Paul D. Lockyer
       (incorporated by reference to Exhibit 10(g) to the Company's Annual Report on Form 10-KSB for the year ended
       December 31, 1994).

10.10 Stock Option Agreement dated January 28, 1993, between Golden Isles Financial Holdings, Inc. and Michael D. Hodges (incorporated by reference to Exhibit 10(h) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

10.11 Employment Agreement between the Bank and Michael D. Hodges by letter dated June 5, 1992 (incorporated by reference to Exhibit 10(j) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

10.12  Golden Isles Financial Holdings, Inc. 1995 Stock Option
       Plan (incorporated by reference to Exhibit 10(i) to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995).

10.13 Form of Option Agreement, dated July 25, 1995, entered into between GIFH and each of Paul D. Lockyer and Michael
       D. Hodges (incorporated by reference to Exhibit 10(iii) to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995).

10.14 Form of Restricted Stock Grant Agreement, dated July 25, 1995, entered into between the Company and each of its directors and named executive officers (incorporated by reference to Exhibit 10(ii) to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30,
       1995).

10.15  Sales Contract dated November 29, 1995 between 200
       Plantation Chase Company, a Georgia general partnership, and the Registrant (incorporated by reference to Exhibit
       10(l) to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.16  Employment Agreement between the Bank and Michael D.
       Hodges dated February 20, 1997 (incorporated by reference to Exhibit 10(m) to the Registrant's Annual Report on Form
       10-KSB for the year ended December 31, 1996).

10.17  Loan Agreement dated March 29, 1997, between American
       Banking Company and Golden Isles Financial Holdings, Inc.
       (incorporated by reference to Exhibit 10(n) to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1996).

21.1 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996).

23.2   Consent of Francis & Company, CPAs*

23.3 Consent of Boone, Papadakis & Dinur (appears in its opinion filed as Exhibit 5.1).

23.4   Consent of Mauldin & Jenkins, LLC.*


*Filed with this amendment. All other exhibits have been previously filed.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, in St. Simons Island, Georgia, on May 1, 1997.

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
(Registrant)


By: /s/ J. Thomas Whelchel
    J. Thomas Whelchel
    Acting Chairman of the Board of Directors

In accordance with the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates stated:


Date:  May 1, 1997


    Signature                Title                       Date

/s/ J. Thomas Whelchel       Acting Chairman of the        May 1, 1997
J. Thomas Whelchel           Board of Directors;
                             Acting Chief Executive
                             Officer (principal
                             executive officer)

/s/ L. McRee Harden          Director                      May 1, 1997
L. McRee Harden

/s/ Michael D. Hodges        Director                      May 1, 1997
Michael D. Hodges

/s/ Russell C. Jacobs, Jr.   Director                      May 1, 1997
Russell C. Jacobs, Jr.

                             Director                      May 1, 1997
Gregory S. Junkin

                             Director                      May 1, 1997
Claude Kermit Keenum

                             Director                      May 1, 1997
Paul D. Lockyer

/s/ Jimmy D. Veal            Vice Chairman of the
Jimmy D. Veal                Board of Directors;
                             Secretary and
                             Treasurer                     May 1, 1997

Exhibit 23.2

FRANCIS & CO., CPAs

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Golden Isles Financial Holdings, Inc.:

We hereby consent to the use in this Registration Statement No. 33-77822 on Form SB-2 (Amendment No. 4) of our report dated February 23, 1996, relating to the consolidated financial statements of Golden Isles Financial Holdings, Inc., Brunswick, Georgia, and subsidiaries, and to the reference to our Firm under the caption "Experts" in the Prospectus.


/s/ Francis & Co., CPAs

Atlanta, Georgia
April 29, 1997

EXHIBIT 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use of our report dated February 21, 1997 relating to the consolidated financial statements of Golden Isles Financial Holdings, Inc. included in the Registration Statement Amendment Number 4 to Form SB-2 and to the reference of our Firm under the caption "Experts" in the Registration Statement.



/s/ Mauldin & Jenkins, LLC

MAULDIN & JENKINS, LLC

April 28, 1997
Albany, Georgia